UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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CHATTEM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CHATTEM, INC.

1715 West 38th Street

Chattanooga, Tennessee 37409

February 29, 2008

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Chattem, Inc., to be held on Wednesday, April 9, 2008, at 1:00 p.m., in the Company’s executive offices located in Chattanooga, Tennessee. The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Annual Meeting and Proxy Statement.

I hope that you will be able to attend the Annual Meeting on April 9, 2008.

Sincerely,

Zan Guerry Chairman of the Board and Chief Executive Officer

Enclosures

CHATTEM, INC.

1715 West 38th Street

Chattanooga, Tennessee 37409

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

APRIL 9, 2008

To the Shareholders of Chattem, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of Chattem, Inc., a Tennessee corporation (the “Company”), will be held on Wednesday, April 9, 2008, at 1:00 p.m. local time, at the Company’s executive offices, 1715 West 38th Street, Chattanooga, Tennessee 37409, for the following purposes:

(1)	To elect three members to the Board of Directors, each to serve for a three year term;

(2)	To approve the Chattem, Inc. Annual Cash Incentive Plan;

(3)	To ratify the appointment of Grant Thornton LLP as the Company’s independent auditors for fiscal year 2008; and

(4)	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

Information regarding the matters to be acted upon at the Annual Meeting is contained in the Proxy Statement attached to this Notice.

Only shareholders of record at the close of business on February 15, 2008 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) thereof.

You are encouraged to attend the Annual Meeting in person. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, THE BOARD OF DIRECTORS REQUESTS THAT YOU VOTE AT YOUR EARLIEST CONVENIENCE. YOU MAY VOTE VIA THE INTERNET, BY TELEPHONE OR BY RETURNING THE ACCOMPANYING PROXY (PROPERLY COMPLETED, DATED AND SIGNED) IN THE ENCLOSED REPLY ENVELOPE, WHICH NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. Please review the instructions regarding each of these voting options in the accompanying proxy.

Zan Guerry

Chairman of the Board and

Chief Executive Officer

Chattanooga, Tennessee

February 29, 2008

CHATTEM, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

APRIL 9, 2008

GENERAL INFORMATION

The accompanying proxy is solicited by the Board of Directors of Chattem, Inc., a Tennessee corporation (the “Company”), for use at the Company’s Annual Meeting of Shareholders (the “Annual Meeting”), and at any adjournment(s) thereof, to be held at the Company’s executive offices, 1715 West 38th Street, Chattanooga, Tennessee 37409, on Wednesday, April 9, 2008, at 1:00 p.m. local time, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Directions to the location of the Annual Meeting are available at www.chattem.com. Solicitations of proxies may be made in person or by mail, telephone or telegram by directors, officers and regular employees of the Company. The Company will also request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation material to the beneficial owners of the Company’s shares held of record by such persons, will furnish at its expense the number of copies thereof necessary to supply such material to all such beneficial owners and will reimburse the reasonable forwarding expenses incurred by such record owners. All costs of preparing, printing, assembling and mailing the form of proxy and the material used in the solicitation will be paid by the Company. This proxy statement is first being mailed to shareholders on or about February 29, 2008.

VOTING INFORMATION

Record Date

The Board of Directors has fixed the close of business on February 15, 2008 as the record date (the “Record Date”) for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. Each share of the Company’s common stock, no par value per share (“Common Stock”), is entitled to one vote. As of the Record Date, there were issued and outstanding 19,161,298 shares of Common Stock.

Revocability of Proxy

Granting a proxy does not preclude the right of the shareholder giving the proxy to vote in person, and a shareholder may revoke his or her proxy at any time before it has been exercised, by giving written notice to the Secretary of the Company, by delivering a later dated proxy or by voting in person at the Annual Meeting.

Quorum; Voting

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock which are entitled to vote is necessary to constitute a quorum at the Annual Meeting. So long as a proxy is validly submitted via the Internet, by telephone or by mail, the shares represented by such proxy will be deemed present for purposes of determining a quorum. Therefore, abstentions, withheld votes and broker non-votes will count for determining whether a quorum exists. Generally, broker non-votes occur when a broker returns a properly executed proxy but does not vote on a particular matter because (i) the broker has not received voting instructions from the beneficial owner, and (ii) the broker lacks discretionary voting power to vote such shares.

If a quorum is not present or represented at the Annual Meeting, the shareholders entitled to vote, whether present in person or represented by proxy, have the power to adjourn the Annual Meeting from time to time, without notice other than announcement of the new date, time and place at the Annual Meeting, until a quorum is present or represented. At any such adjourned Annual Meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the Annual Meeting as originally noticed.

On all matters submitted to a vote of the shareholders at the Annual Meeting or any adjournment(s) thereof, each shareholder will be entitled to one vote for each share of Common Stock owned of record at the close of business on the Record Date. There will be no cumulative voting. Abstentions and broker non-votes will not be considered as “votes cast” and, thus, will not be included in vote totals either “FOR” or “AGAINST” any matter.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 9, 2008

This proxy statement and the Company’s 2007 annual report to shareholders are available at

http://phx.corporate-ir.net/phoenix.zhtml?c=119581&p=irol-reportsannual

OWNERSHIP OF COMMON STOCK

Set forth below is information, as of February 15, 2008 (unless otherwise noted), with respect to beneficial ownership by (a) each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (b) each director and nominee, (c) each named executive officer (as such term is defined under Item 402(a)(3) of Regulation S-K, referred to herein as “named executive officers” or “NEOs”) for fiscal year 2007, and (d) all directors and executive officers of the Company as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)
5% or more Beneficial Owners

Peter R. Kellogg IAT Reinsurance Company Ltd. 120 Broadway New York, NY 10274	2,000,000	(3)	10.4

Neuberger Berman Inc. Neuberger Berman, LLC 605 Third Avenue New York, NY 10158	1,937,888	(4)	10.1

FMR LLC 82 Devonshire Street Boston, MA 02109	1,314,945	(5)	6.9

Columbia Wanger Asset Management, L.P. 227 West Monroe Street, Suite 3000 Chicago, IL 60606	1,010,000	(6)	5.3

Directors and Named Executive Officers

Zan Guerry	851,945	(7)(8)	4.4
Robert E. Bosworth	632,238	(8)	3.3
Samuel E. Allen	52,800		*
Philip H. Sanford	7,437		*
Bill W. Stacy	16,404		*
Ruth W. Brinkley	5,548		*
Gary D. Chazen	5,362		*
Robert B. Long	875		*
Richard W. Kornhauser	14,271	(9)	*
Theodore K. Whitfield, Jr.	26,990		*
Directors and Executive Officers as a Group (10 persons)	1,085,231	(8)	5.6

*	Less than 1.0%
(1)	Except as otherwise indicated, beneficial ownership refers to either shared or sole voting and investment power. The amounts include the following numbers of shares subject to purchase pursuant to options that are exercisable or will become exercisable within 60 days of February 15, 2008: Mr. Guerry—135,000 shares, Mr. Bosworth—74,500 shares, Mr. Allen—5,500 shares, Mr. Sanford—7,000 shares, Dr. Stacy—3,500 shares; Ms. Brinkley—4,000 shares; Mr. Chazen—1,750 shares, Mr. Long—875 shares, Mr. Whitfield—24,875 shares and all directors and executive officers as a group—257,000.
(2)	For the purpose of computing the percentage of outstanding shares owned by each beneficial owner, the shares issuable pursuant to stock options held by such beneficial owner that are exercisable or will become exercisable within 60 days of February 15, 2008 are deemed to be outstanding. Such shares are not deemed to be outstanding for the purpose of computing the percentage owned by any other person. There were 19,161,298 shares of Common Stock issued and outstanding as of February 15, 2008.

(3)	This information is based solely upon a Schedule 13G/A filed jointly by Mr. Kellogg and IAT Reinsurance Company Ltd. on February 15, 2006, which states that they each possess sole voting and sole dispositive power with respect to 1,400,000 shares, and that Mr. Kellogg also possesses shared voting and shared dispositive power with respect to 600,000 shares.
(4)	This information is based solely upon a Schedule 13G/A filed jointly by Neuberger Berman Inc. and Neuberger Berman, LLC on February 13, 2008, which states that they each possess sole voting power with respect to 1,109,618 shares, shared voting power with respect to 413,700 shares and shared dispositive power with respect to 1,937,888 shares.
(5)	This information is based solely upon a Schedule 13G/A filed by FMR LLC on February 14, 2008, which states that it possesses sole voting power with respect to 240,361 shares and sole dispositive power with respect to 1,314,945 shares.
(6)	This information is based solely upon a Schedule 13G filed by Columbia Wanger Asset Management, L.P. on January 12, 2007, which states that it possesses sole voting and sole dispositive power with respect to 1,010,000 shares.
(7)	Includes 5,424 shares held in trust for Mr. Guerry pursuant to the terms of the Company’s 401(k) Plan.
(8)	Includes 528,639 shares owned by Hamico, Inc., a charitable foundation for which Messrs. Guerry and Bosworth serve as directors and executive officers. Messrs. Guerry and Bosworth disclaim beneficial ownership of all such shares.
(9)	Mr. Kornhauser resigned his position as Vice President, Marketing and was no longer employed by the Company effective as of November 16, 2007. The amount listed represents the number of shares beneficially owned by Mr. Kornhauser as of November 16, 2007. The amount includes 1,732 shares that were held in trust for Mr. Kornhauser pursuant to the terms of the Company’s 401(k) Plan.
(10)	Includes 115 shares held in trust for Mr. Whitfield pursuant to the terms of the Company’s 401(k) Plan.

ITEMS TO BE VOTED ON BY SHAREHOLDERS

Item 1—Election of Directors

Each director elected at the Annual Meeting will serve for a three year term expiring at the Annual Meeting of Shareholders in 2011 and until his or her successor has been elected and qualified or until his or her earlier resignation or removal. Mr. Samuel E. Allen, Ms. Ruth W. Brinkley and Mr. Philip H. Sanford are the Board of Directors’ nominees for election.

Proxies in the accompanying form that are properly submitted (whether via the Internet, by telephone or by mail) will be voted at the Annual Meeting and any adjournment(s) thereof in accordance with the directions on such proxies. Any properly submitted proxy that is designated “WITHHOLD ALL” or “FOR ALL EXCEPT” with respect to one or more nominees will not be voted for the nominee or nominees so indicated. However, any properly submitted proxy that is returned without directions regarding the election of directors will be voted “FOR” the election of the three persons specified as nominees for directors of the Company, each of whom will serve for a three year term. The Company has no reason to believe that any of the nominees will be unable or unwilling to serve if elected. However, should any director nominee named herein become unable or unwilling to serve if elected, it is intended that the proxies will be voted for the election, in his or her stead, of such other person as the Board of Directors of the Company may recommend.

Voting For Directors

Directors will be elected by a plurality of the votes cast by holders of the shares of Common Stock present, either in person or by proxy, at the Annual Meeting and entitled to vote. The Board of Directors recommends a vote “FOR ALL” of the nominees.

Information About Nominees and Continuing Directors

The following information is furnished with respect to the nominees and continuing directors:

Name	Age	Principal Occupation

Nominees for Terms of Office to Expire in 2011

Samuel E. Allen	71	Chairman of Globalt, Inc. (investment management) since 1990. Chair of the Company’s Audit Committee. First elected a director of the Company in 1993.

Ruth W. Brinkley	55	West Ministry Market Leader, Ascension Health (health care) and President and Chief Executive Officer of Carondelet Health Network, Tucson, Arizona, an affiliate of Ascension Health, since December 31, 2007. President and Chief Executive Officer of Memorial Health Care System, Chattanooga, Tennessee, an affiliate of Catholic Health Initiatives (health care), from 2002 to 2007. Senior Vice President, Performance Management, of Catholic Health Initiatives from 1999 to 2002. Member of the Company’s Compensation Committee. First elected a director of the Company in 2005.

Philip H. Sanford	54	Principal, Port Royal Holdings, LLC (private equity investments) since August 2003. Chairman and Chief Executive Officer of The Krystal Company (restaurants) from July 1997 to August 2003. Chair of the Company’s Compensation Committee and member of the Company’s Audit Committee. First elected a director of the Company in 1999.

Name	Age	Principal Occupation

Directors Whose Terms of Office Expire in 2009

Robert E. Bosworth	60	President and Chief Operating Officer of the Company since September 2005. Vice President-Corporate Finance of Livingston Company (merchant banking) from February 2001 to September 2005. Independent business consultant from January 1998 to February 2001. Director of Covenant Transport, Inc. (transportation). First elected a director of the Company in 1986.

Gary D. Chazen	57	Partner of Perimeter Properties (real estate development) since 2002. Principal, Metal Systems, Inc. (metal fabrication) from 2004 to 2007. Consultant to PSC Metals, Inc. (metal recycling) from 2004 to 2006. President of Southern Foundry Supply, Inc. (metal recycling) from 1990 to 1997. Director of SunTrust Bank, Chattanooga, N.A. Member of the Company’s Compensation Committee. First elected a director of the Company in 2006.

Directors Whose Terms of Office to Expire in 2010

Zan Guerry	59	Chairman of the Board of the Company since June 1990 and Chief Executive Officer of the Company since January 1998. Previously served as President of the Company from 1990 to 1998. Director of SunTrust Bank, Chattanooga, N.A. First elected a director of the Company in 1981.

Bill W. Stacy	69	Headmaster of the Baylor School since August 2004. Chancellor of the University of Tennessee at Chattanooga from 1997 until August 2004. Member of the Company’s Audit Committee. First elected a director of the Company in 2002.

Item 2—Approval of the Chattem, Inc. Annual Cash Incentive Plan

In February 2008, the Board of Directors adopted, upon the recommendation of the Compensation Committee, the Chattem, Inc. Annual Cash Incentive Plan (referred to herein as the “Annual Cash Incentive Plan” or the “Plan”) and directed that it be submitted to the Company’s shareholders for approval at the Annual Meeting. The Annual Cash Incentive Plan provides for the payment of annual incentive awards to participants in the event specified performance goals are achieved. The annual incentive awards payable under the Plan are generally consistent with those under the Chattem Performance Incentive Compensation Plan—Short Term (referred to herein as the “existing annual incentive plan” or the “existing plan”), which has been in effect for more than ten years but has not previously been submitted for shareholder approval.

The Board of Directors believes that it is in the best interests of the Company and its shareholders to ensure that the Company may claim, to the greatest extent practicable, tax deductions for compensation paid to its executive officers. Accordingly, grants under the Annual Cash Incentive Plan are intended to comply with the exemption for performance-based compensation under Section 162(m) of the Internal Revenue Code, so that the Company will be able to deduct for federal income tax purposes the compensation paid under the Plan to its “covered employees” (as defined in Section 162(m) of the Internal Revenue Code), which currently includes certain of the named executive officers. Section 162(m) generally prohibits publicly held companies from obtaining a tax deduction for compensation in excess of $1,000,000 paid in any taxable year to any covered employee unless such compensation is considered “performance-based.” One of the conditions for compensation to be considered performance-based requires that the material terms under which such compensation will be paid, including the performance goals, be disclosed to and approved by shareholders. Thus, the Annual Cash Incentive Plan is now being submitted to the Company’s shareholders for their approval. If the Annual Cash Incentive Plan is approved by shareholders, compensation paid by the Company to covered employees under the Plan, beginning with fiscal 2008, should not be subject to the corporate compensation deduction limits set forth in Section 162(m) of the Internal Revenue Code for the duration of the term of the Plan. If the Annual Cash Incentive Plan is not approved by shareholders, it will not become effective and no payments will be made with respect to any awards under the Plan.

Summary of the Annual Cash Incentive Plan

The following is only a summary of the material terms of the Annual Cash Incentive Plan and is qualified in its entirety by reference to the full text of the Annual Cash Incentive Plan, a copy of which is attached to this proxy statement as Appendix A.

Purpose

The purpose of the Annual Cash Incentive Plan is to provide cash incentive compensation to executive officers and other key employees within a pay-for-performance framework that enables the Company to provide a total compensation opportunity that attracts, motivates and retains such employees and contributes to the Company’s ability to maximize its return to shareholders. The Annual Cash Incentive Plan is intended to reward eligible participants for achieving specified annual financial performance goals, focuses strongly on Company and individual performance, and is designed to ensure that the Company’s total compensation package for participants remains competitive. It is also intended to qualify the compensation paid to covered employees under the Plan as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code.

Administration

The Annual Cash Incentive Plan will be administered by and under the direction of the Compensation Committee of the Board of Directors. The Compensation Committee will have full, exclusive and final authority in all determinations and decisions affecting the Annual Cash Incentive Plan and participants, including sole authority to interpret and construe all provisions of the Plan, to adopt, amend and rescind rules and regulations for administering the Plan, and to make all other determinations necessary or appropriate for the administration of the Plan, in each case subject to and consistent with the provisions of the Plan. The Committee’s power, duty and authority under the Plan will include establishing performance periods and performance goals, the performance measurement and evaluation criteria and guidelines to be used to determine awards and the maximum potential incentive awards payable to participants for such performance periods, designating or approving eligible participants and the participant groupings that may apply to participants each performance period, resolving all questions relating to the eligibility of participants, participant groupings and the right of any participant to receive an award under the Plan, calculating the amount (including any reduction thereof) and approving the payment of incentive awards, determining the extent to which performance goals actually were achieved each performance period, correcting defects, supplying omissions or reconciling inconsistencies with respect to the Plan, engaging any administrative, legal, consulting, clerical or other services it deems appropriate in administering the Plan, and approving discretionary bonuses which will be based on performance goals and would be designed to constitute “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code. The Compensation Committee may delegate all or part of its administrative authority and power under the Plan to one or more directors or employees of the Company to the extent permitted under the exemption for performance-based compensation under Section 162(m) of the Internal Revenue Code.

Duration, Amendment and Termination, and Performance Period

The Annual Cash Incentive Plan is subject to approval by the Company’s shareholders and, if approved, will remain in effect until the earlier to occur of (i) termination by the Compensation Committee, or (ii) the date of the first shareholder meeting that occurs in the fifth year after the Annual Meeting if the Plan is not re-approved by the shareholders at that meeting. The Compensation Committee may amend, suspend or terminate the Annual Cash Incentive Plan, in whole or in part, at any time and from time to time, for any reason. An amendment will be subject to the approval of the Company’s shareholders only if such approval is necessary to maintain the Plan in compliance with Section 162(m) of the Internal Revenue Code. Each performance period established under the Annual Cash Incentive Plan will be the same as the Company’s fiscal year or such shorter or longer period as the Compensation Committee may designate.

Participants

Each of the Company’s executive officers and such other key employees as are recommended by the chairman and chief executive officer and the president and chief operating officer and approved by the Compensation Committee will be eligible to participate under the Annual Cash Incentive Plan. As of the date of this proxy statement, there were approximately 53 employees eligible to participate in the Annual Cash Incentive Plan for fiscal 2008.

Performance Goals

Performance goals established under the Plan may be based on one or more of the following objective business criteria: revenues, sales, earnings before interest, taxes, depreciation and amortization (EBITDA), earnings per share, earnings, price/earnings ratio, debt or debt-to-equity, expenses, cost of goods sold, cost reductions and savings, assets, operating income, operating margins, stock price, working capital and components thereof, return on revenues or productivity, return on capital, equity or assets, cash flow, market share, total shareholder return (stock price increase plus dividends), accounts receivable, manufacturing, production or inventory, customer satisfaction, economic value added or any increase or decrease of one or more of the foregoing over a specified period. Any evaluation of performance in respect of a performance goal may, after taking into account whether such action would result in the loss of an otherwise available exemption for performance-based compensation under Section 162(m), be adjusted as the Compensation Committee deems appropriate to eliminate or offset the effect of unusual, unplanned, non-recurring or extraordinary items or occurrences affecting the Company or the financial statements of the Company. The performance goals may be expressed in terms of overall Company performance or the performance of any business unit, division, subsidiary, acquired business, partnership or joint venture of the Company.

Participation in Annual Incentive Awards; Termination of Employment

Eligibility for participation in any annual incentive award for any performance period is limited to participants as determined on the first day of such performance period. In addition, any person who is hired or promoted into any position qualifying such person as a participant or who is otherwise designated or approved by the Compensation Committee as a participant prior to the date on which 25% of the performance period has elapsed will generally be eligible to receive a pro rata portion, based on the number of days in the performance period during which such person was a participant, of the annual incentive award such person would have received if he or she had participated for the entire performance period. No person may participate in an annual incentive award for a performance period in which such person first becomes a participant on or after the date on which 25% of the performance period has elapsed unless otherwise approved by the Compensation Committee in compliance with the exemption for performance-based compensation under Section 162(m) of the Internal Revenue Code. In the event a participant’s employment with the Company is terminated due to “retirement” (as defined in the Plan), “disability” (as defined in the Plan) or death during a plan year, the participant (or his or her beneficiary or estate) will be eligible to receive a pro rata portion, based on the number of days in the performance period during which the participant was a participant, of the annual incentive award the participant would have received if he or she had participated for the entire performance period, provided the performance goals are met and certified by the Compensation Committee for such performance period and provided further that such award will not be paid earlier than would otherwise be permissible for compliance with the exemption for performance-based compensation under Section 162(m) of the Internal Revenue Code. If a participant’s employment with the Company terminates for any other reason during a performance period, no award will be paid to the participant for the performance period, except that the Compensation Committee may, and to the extent permissible without resulting in the loss of an otherwise available exemption for performance-based compensation under Section 162(m) of the Internal Revenue Code, determine the participant is entitled to an incentive award payment (but which shall not exceed, nor be paid earlier than, the amount determined in the preceding sentence as if the participant’s termination was due to retirement, disability or death).

Participant Groupings

With respect to annual incentive awards, not later than the 90th day of each performance period (but in no event after 25% of such performance period has elapsed), the Compensation Committee will assign each participant to a grouping (referred to herein as a “participant grouping”) based upon such participant’s position at the Company on the first day of such performance period (or on the day on which such participant first becomes a participant during such performance period). Except as otherwise determined by the Compensation Committee, the chairman and chief executive officer and the president and chief operating officer are each assigned to two separate participant groupings in which they are the sole members, other executive officers and certain other key employees are assigned to a third participant grouping, and all other participants are assigned to a fourth, fifth or additional participant grouping. Generally, the higher a participant’s position within the Company, the higher the participant grouping assigned to such participant and the higher the range of potential annual incentive awards the participant will be eligible to receive.

Annual Incentive Awards

To make an annual incentive award to any participant for any performance periods, the Compensation Committee will, no later than the 90th day of such performance period (but in no event after 25% of such performance period has elapsed), establish performance goals for different targeted levels of corporate performance for such performance period. The performance goal for the minimal level of corporate performance must be achieved as a condition to the payment of any annual incentive award under the Plan. Assuming a payout will be made, each participant, including the named executive officers, will be eligible for a range of potential annual incentive awards equal to the product of (i) a percentage (as set forth in an exhibit to the Plan) of the participant’s annual base salary on the first day of the applicable performance period, and (ii) a fraction, the numerator of which is the number of days in the applicable performance period and the denominator of which is 365. The percentages are based both on the participant grouping to which the participant has been assigned (with higher percentages assigned to groupings of higher-level positions) and the corporate performance level achieved (with higher percentages assigned to higher levels of performance). If actual performance for a performance period falls between any two of the performance goals associated with the corporate performance levels, then the associated potential annual incentive award will be determined by means of straight-line interpolation. The potential annual incentive award associated with each specified participant grouping and corporate performance level (including any interpolated point between corporate performance levels) represents the maximum amount that may be awarded.

The Compensation Committee may reduce (but not increase) the annual incentive award otherwise payable to a participant for a particular performance period, regardless of the level of attainment of the performance goals, if it determines that the participant’s individual performance for such performance period warrants such a reduction. However, any such reduction will be limited to a specified percentage (based on the participant’s participant grouping) of the annual incentive award otherwise payable to such participant. Evaluation of a participant’s individual performance will be assessed in a non-formula fashion relative to various qualitative objectives and criteria, such as the participant’s overall contribution to the Company’s success and successful implementation of business strategy. The goals relative to individual performance for each performance period will be set by (i) the Compensation Committee for the chairman and chief executive officer and the president and chief operating officer; and (ii) the chairman and chief executive officer and the president and chief operating officer for all other participants.

Discretionary Bonuses

The Compensation Committee may, in its discretion, make awards other than annual incentive awards to participants consistent with the provisions of the Annual Cash Incentive Plan. Such other awards will only take the form of awards based on the achievement of performance goals established by the Compensation Committee and otherwise designed to constitute “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code. Nothing contained in the Annual Cash Incentive Plan will preclude the Compensation Committee from making other awards to employees, including participants, under other Company plans or arrangements, except that any such awards will not be for the purpose of replacing amounts that were not earned under the Plan.

Award Procedures

Following the completion of each performance period, prior to the payment of any awards under the Annual Cash Incentive Plan with respect to such performance period, the Compensation Committee will determine the extent to which the pre-established performance goals for such performance period actually were achieved or exceeded and the amount, if any, of the annual incentive award payable to each participant for such performance period. The Company will distribute awards (including discretionary bonuses) payable to participants under the Annual Cash Incentive Plan as soon as is administratively practicable following the end of each performance period, but in no event later than the 15th day of the third month following the later of the end of the Company’s taxable year or the participant’s taxable year in which such award was earned or such other date as may be required to exempt the arrangement from the deferred compensation rules under Section 409A of the Internal Revenue Code. Under no circumstances will the aggregate amount of all annual incentive awards payable to any single participant with regard to any plan year exceed the lesser of (i) 200% of the participant’s base salary as of the initial day of the performance period, or (ii) $2 million. All awards under the Annual Cash Incentive Plan will be paid in cash and are intended to constitute short-term deferral payments for purposes of Section 409A of the Internal Revenue Code.

Federal Income Tax Consequences

Under present federal income tax law, cash bonuses awarded under the Annual Cash Incentive Plan will be taxed to the recipient as ordinary income in the year of receipt. Assuming that the awards under the Annual Cash Incentive Plan meet the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code and all other requirements for deductibility under the Internal Revenue Code are satisfied, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of income attributable to the awards recognized by participants.

New Plan Benefits

The amount of the awards that will be paid under the Annual Cash Incentive Plan for fiscal 2008 performance, including to the named executive officers, cannot be determined, as actual amounts will be based both on actual fiscal 2008 performance and the discretion of the Compensation Committee in establishing the performance goals and determining the awards. In addition, because the Compensation Committee has discretionary authority under the Annual Cash Incentive Plan to make awards in amounts and based on performance goals that differ from those in the Company’s fiscal 2007 annual incentive plan, it is not possible to determine the amounts that would have been received by the participants had the Annual Cash Incentive Plan been in effect during fiscal 2007. The Summary Compensation Table below sets forth the amount of compensation earned in fiscal 2007 by the named executive officers under the existing annual incentive plan. Non-employee directors are not eligible to participate in the Annual Cash Incentive Plan.

Required Affirmative Vote

The approval of the Chattem, Inc. Annual Cash Incentive Plan requires the affirmative vote by holders of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote.

The Board of Directors believes that this proposal is in the best interests of the Company and its shareholders and recommends that the shareholders vote “FOR” Item 2.

Item 3—Ratification	of Appointment of Independent Auditors for Fiscal Year 2008

The Audit Committee of the Board of Directors has appointed Grant Thornton LLP to serve as the Company’s independent auditors for fiscal year 2008. The Company is asking shareholders to ratify the Audit Committee’s selection. In the event the shareholders fail to ratify the appointment, the Audit Committee will consider it a direction to consider other auditors for the subsequent year. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. If the accompanying proxy is duly executed and received in time for the Annual Meeting, and if no contrary specification is made as provided therein, it is the intention of the persons named in the proxy to vote the shares represented thereby for the ratification of the appointment of Grant Thornton LLP as the Company’s independent auditors for fiscal year 2008. Representatives of Grant Thornton LLP are expected to be present at the meeting. They will be given the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Required Affirmative Vote

The ratification of the appointment of Grant Thornton LLP as the Company’s independent auditors for fiscal year 2008 requires the affirmative vote by holders of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote.

The Board of Directors believes that this proposal is in the best interests of the Company and its shareholders and recommends that the shareholders vote “FOR” Item 3.

CORPORATE GOVERNANCE

The Company’s business is managed by its employees under the direction and oversight of the Board of Directors. Board members are kept informed of the Company’s business through discussions with management, materials provided to them by management and their participation in Board and Board Committee meetings.

Independence

Except for Messrs. Guerry and Bosworth, all of the Company’s Board members are “independent” as defined by rules of the National Association of Securities Dealers, Inc. (“NASD”). The Board limits membership of the Audit Committee and Compensation Committee to independent directors as defined by rules of the NASD and the Securities and Exchange Commission (“SEC”).

Code of Business Conduct

The Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of the Company’s directors, officers and employees, a copy of which may be found on the Company’s website at www.chattem.com under Investor Relations—Corporate Governance.

Board of Directors

Composition of Board

The Company’s Board of Directors is separated into three classes having staggered terms of three years. At present, two classes consist of two directors and one class consists of three directors. The Board of Directors has determined that, as of January 23, 2008, five of the Company’s seven incumbent directors (Messrs. Allen, Chazen, Sanford and Stacy and Ms. Brinkley) are “independent” as defined by the rules of the NASD. No member of the Board of Directors serves on more than two other boards of directors of publicly-traded companies.

Board Meetings

The Board of Directors meets quarterly and may convene for special meetings when necessary. During the fiscal year ended November 30, 2007, the Board of Directors conducted a total of four regularly scheduled meetings. Each incumbent director attended 75% or more of the meetings of the Board of Directors and of any committees on which he or she served during this period. The Company has no established policy regarding Board members’ attendance at the annual meeting of shareholders. Five of the Company’s then seven directors were present at the Company’s 2007 annual meeting of shareholders.

At each regularly scheduled meeting of the Board of Directors, the Board meets in an executive session without members of management present.

Director Nomination Procedure

The Company seeks to attract and retain highly qualified directors who are willing to commit the time and effort necessary to fulfill their duties and responsibilities as a director of the Company. The Board of Directors desires to maintain flexibility in choosing appropriate Board candidates, and, therefore, has not adopted specific, minimum qualifications that must be met by a recommended nominee for a position on the Company’s Board of Directors. Board candidates are generally considered based on various criteria, including their business and professional skills and experiences, business and social perspective, personal integrity and judgment, and other factors the Board of Directors may deem relevant under the circumstances.

Director nominees are selected by a majority vote of the independent directors as defined by NASD rules, all of whom participate in the consideration of director nominees. The Board of Directors has adopted a resolution addressing the nominations process and such related matters as required under the federal securities laws. Given the size and composition of the Company’s Board of Directors, the Company does not have a separate nominating committee or a nominating committee charter.

The Board of Directors does not have a specific policy with regard to the consideration of director nominees submitted by a shareholder. The Board of Directors will evaluate nominees for directors submitted by a shareholder on the same basis as other nominees and does not believe a specific policy is appropriate or necessary given the size and composition of the Company’s Board and the infrequency with which director nominees have been submitted in the past.

Compensation Committee

Identification of Members, Functions of Committee and Compensation Consultant

The Compensation Committee is composed of Ruth W. Brinkley, Gary D. Chazen and Philip H. Sanford, each of whom is an independent, non-employee director who currently has no interlocking relationships as defined by the SEC. As required by NASD rules, the Compensation Committee reviews and approves the compensation arrangements, including salary, annual and long-term incentive awards and other remuneration, for all officers of the Company, including the named executive officers. The Compensation Committee also is responsible for administration of the Company’s stock option plans (except for the 1999 Stock Plan for Non-Employee Directors, referred to herein as the “1999 Director Plan”), the annual incentive plan and certain other plans.

The Compensation Committee has retained the services of Pearl Meyer & Partners since April 2007 and formally engaged Pearl Meyer & Partners as its independent compensation consultant in July 2007. Pearl Meyer & Partners advises the Compensation Committee on the principal aspects of executive compensation, including the competitiveness of program design and award values, and prepares an executive and director compensation analysis with respect to the named executive officers and other executives. Pearl Meyer & Partners attends certain meetings of the Compensation Committee, participates in executive sessions without members of management in attendance, and also communicates with members of the Compensation Committee outside of meetings. Pearl Meyer & Partners reports directly to the Compensation Committee, although the consultants may meet with management from time to time for purposes of gathering information on proposals that management may make to the Compensation Committee.

Pearl Meyer & Partners does not provide any services to the Company, except as to matters related to executive and director compensation.

Compensation Committee Charter and Meetings

The Board of Directors has adopted a written charter for the Compensation Committee, which is reviewed and reassessed by the Compensation Committee on an annual basis. A current copy of the charter of the Compensation Committee is available on the Company’s website at www.chattem.com under Investor Relations—Corporate Governance. The Compensation Committee met four times in fiscal year 2007.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during fiscal year 2007 were Samuel E. Allen and Philip H. Sanford until April 25, 2007, and beginning on April 25, 2007, Gary D. Chazen, Ruth W. Brinkley and Philip H. Sanford. The chairman of the Compensation Committee during fiscal 2007 was Philip H. Sanford. No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries at the time of such member’s service on the Compensation Committee during fiscal year 2007. None of the executive officers of the Company during fiscal year 2007 (i) served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served on the Compensation Committee of the Company, (ii) served as director of another entity, one of whose executive officers served on the Compensation Committee of the Company or (iii) served as member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served as a director of the Company.

Audit Committee

The responsibilities of the Audit Committee are described in the charter of the Audit Committee and in the following Audit Committee Report.

Audit Committee Report

Identification of Members and Functions of Committee

The Audit Committee of the Company’s Board of Directors is currently composed of three non-employee directors, Samuel E. Allen, Philip H. Sanford and Bill W. Stacy. Each member of the Audit Committee (i) is “independent” as defined by Rule 4200(a)(15) of the NASD listing standards, (ii) meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (the “Exchange Act”), (iii) has not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years, and (iv) is able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. Additionally, the Company has and will continue to have, at least one member of the Audit Committee who has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The Board of Directors has determined that Mr. Sanford is an “audit committee financial expert” as defined in applicable SEC rules.

Audit Committee Charter and Meetings

The Board of Directors has adopted a written charter for the Audit Committee, which is reviewed and reassessed by the Audit Committee on an annual basis. A current copy of the charter of the Audit Committee is available on the Company’s website at www.chattem.com under Investor Relations—Corporate Governance. In accordance with its written charter, the Audit Committee assists the Board of Directors in fulfilling its responsibility for overseeing the accounting, auditing and financial reporting processes of the Company. In addition, the Audit Committee selects the independent auditors of the Company for each fiscal year. The Audit Committee met nine times in person or via teleconference in fiscal year 2007. Prior to the release of quarterly earnings announcements in fiscal year 2007, the Audit Committee or a member of the Committee also reviewed and discussed the interim financial information contained therein with the Company’s independent auditors and the Company’s president or chief accounting officer or vice president, finance.

Auditor Independence

The Audit Committee received from Grant Thornton LLP written disclosures and a letter regarding its independence as required by Independence Standards Board Standard No. 1, describing all relationships between the auditors and the Company that might bear on the auditors’ independence, and discussed this information with Grant Thornton LLP. The Audit Committee specifically considered the provision of non-audit services by Grant Thornton LLP and concluded that the nature and scope of such services provided to the Company did not compromise Grant Thornton LLP’s independence. The Audit Committee also reviewed and discussed with management and with Grant Thornton LLP the quality and adequacy of the Company’s internal controls. The Audit Committee also reviewed with Grant Thornton LLP and financial management of the Company the audit plans, audit scope and audit procedures. The discussions with Grant Thornton LLP also included the matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended.

Review of Audited Financial Statements

The Audit Committee has reviewed the audited financial statements of the Company and its consolidated subsidiaries as of and for the fiscal year ended November 30, 2007, and has discussed the audited financial statements with management and with Grant Thornton LLP. Based on all of the foregoing reviews and discussions with management and Grant Thornton LLP, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended November 30, 2007 as filed with the SEC.

The foregoing report is submitted by the Audit Committee, consisting of Samuel E. Allen, Philip H. Sanford and Bill W. Stacy.

The foregoing Report of the Audit Committee should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (the “Securities Act”) or under the Exchange Act, except to the extent that the Company specifically incorporates the information by reference, and shall not otherwise be deemed to be soliciting material or to be filed under the Securities Act or the Exchange Act.

Policies and Procedures for the Approval of Related Person Transactions

The Audit Committee Charter provides that the Audit Committee shall oversee the conduct of appropriate review of all related party transactions (as defined in NASDAQ listing standards) for potential conflicts of interest situations on an ongoing basis and that all such related party transactions must be approved by the Audit Committee. In accordance with these policies, the Audit Committee on a timely basis reviews and, if appropriate, approves all related party transactions.

At any time in which an executive officer, director or nominee for director becomes aware of any contemplated or existing transaction that, in that person’s judgment may be a related party transaction, such person is expected to notify the Chairman of the Audit Committee of the transaction. Generally, the Chairman of the Audit Committee reviews any reported transaction and may consult with outside legal counsel regarding whether the transaction is, in fact, a related party transaction requiring approval by the Audit Committee. If the transaction is considered to be a related party transaction, then the Audit Committee will review the transaction and, in deciding whether to approve the transaction, will consider the factors it deems appropriate under the circumstances, including:

•	the approximate dollar amount involved in the transaction, including the amount payable to the related person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction may involve a conflict of interest;

•

whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; and

•	the purpose of the transaction and any potential benefits to the Company.

While the foregoing procedures and considerations were followed during fiscal 2007, they were not in writing until the Audit Committee adopted a written related party transactions policy on January 22, 2008.

During fiscal 2007, there were no related party transactions to report in this proxy statement.

Audit Committee Pre-Approval of Services by the Independent Auditor

In accordance with its charter and applicable rules and regulations adopted by the SEC, the Company’s Audit Committee reviews and pre-approves any engagement of the independent auditor to provide audit, review, or attest services or non-audit services and the fees for any such services. The Audit Committee annually considers and, if appropriate, approves the provision of audit services by the independent auditor. In addition, the Audit Committee periodically considers and, if appropriate, approves the provision of any additional audit and non-audit services by the Company’s independent auditor that are neither encompassed by the Audit Committee’s annual pre-approval nor prohibited by applicable rules and regulations of the SEC. The Audit Committee has delegated to the chairman of the Audit Committee, Mr. Allen, the authority to pre-approve, on a case-by-case basis, any such additional audit and non-audit services to be performed by the Company’s independent auditor. Mr. Allen reports any decision to pre-approve such services to the Audit Committee at its next regular meeting.

Audit and Non-Audit Fees

The following table presents fees billed to the Company for each of the fiscal years ended November 30, 2006 and November 30, 2007 for professional services rendered by the Company’s principal accountant for such services.

Type of Fees	2006	2007
Audit Fees (1)	$690,218	$762,450
Audit-Related Fees (2)	—	—
Tax Fees (3)	—	—
All Other Fees (4)	—	—

Total	$690,218	$762,450

(1)	Audit fees consist of services rendered for the audit of the annual financial statements, including required quarterly reviews, statutory and regulatory filings or engagements and services that generally only the auditor can reasonably be expected to provide.
(2)	Audit-related fees are for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements or that are traditionally performed by the independent auditor.
(3)	Tax fees are for professional services rendered for tax compliance, tax advice and tax planning.
(4)	All other fees are for services other than those in the previous categories such as permitted corporate finance assistance and permitted advisory services.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

Overview

The Compensation Discussion and Analysis section of this proxy statement is intended to help shareholders understand the Company’s executive compensation philosophy, objectives, elements, administration and practices. It is also intended to provide context for the compensation information for the Company’s chief executive officer, principal financial officer and other named executive officers detailed in the compensation tables that follow this Compensation Discussion and Analysis.

Executive Compensation Philosophy and Objectives

The Company’s overarching executive compensation philosophy is to align its compensation program with the long-term best interests of shareholders. To that end, the Company targets base salary and annual cash incentives at slightly below the Company’s peer group median while providing significant long-term incentive opportunity to its executives. Consistent with the Company’s philosophy, the Compensation Committee is guided by the following objectives when administering the Company’s overall compensation program, in which base salary, annual incentives and long-term incentives are the principal components:

•

Alignment with Shareholders’ Interests—Providing the long-term incentive component of the Company’s compensation program in the form of equity grants, so the total compensation of executives is tied directly to the ultimate value realized by shareholders through ownership of Company stock.

•	Competitiveness—Providing a total compensation opportunity that allows the Company to attract, motivate and retain the executive talent the Company needs to maximize its return to shareholders.

•	Motivate Achievement of Goals—Providing incentive pay opportunities based upon the annual as well as the long-term financial performance of the Company.

•	Reward Superior Performance—Providing total compensation that appropriately awards performance that exceeds target achievement.

Executive Compensation Program Administration

Pursuant to the terms of the charter for the Compensation Committee, the Compensation Committee is responsible for the review and approval of all aspects of the Company’s executive compensation program regarding the compensation of the Company’s executive officers, including the chairman and chief executive officer. Specifically, the Compensation Committee is charged with the following responsibilities and duties, among others:

•	Periodic review of the Company’s general executive compensation policies and strategies;

•	Review and approval of corporate incentive goals and objectives relevant to compensation;

•

Evaluation of individual performance results in light of the established goals and objectives and, based upon its evaluation and performance of the executive officers, determine the annual compensation of the executive officers, including, but not limited to, the salary, bonus, incentive and equity compensation of the executive officers;

•	Periodic review of the Company’s equity-based and incentive compensation plans and recommend, as deemed necessary, any changes in such plans to the Board of Directors; and

•	Approval of all awards to any executive officer, including the chairman and chief executive officer, under any equity-based or incentive compensation plan.

To assist the Compensation Committee with assessing compensation for fiscal 2007 and establishing executive compensation for fiscal 2008, the Compensation Committee retained Pearl Meyer & Partners as its independent compensation consultant. The relationship between the Compensation Committee and Pearl Meyer & Partners is described in more detail under the heading “Corporate Governance—Compensation Committee” above.

Although the Compensation Committee is responsible for the review and approval of all aspects of the Company’s executive compensation program, the individual performance criteria under the Company’s existing annual incentive plan are assessed at the end of each fiscal year by the (i) Compensation Committee for the chairman and chief executive officer and the president and chief operating officer; and (ii) chairman and chief executive officer and the president and chief operating officer for all other plan participants. Additionally, the chairman and chief executive officer and the president and chief operating officer recommend salary adjustments and equity grants for other executives. The recommendations of the chairman and chief executive officer and the president and chief operating officer are based upon an assessment of each executive’s individual performance, performance of the executive’s respective business or function, retention considerations, and market factors. The Compensation Committee reviews these recommendations before making its decision. The chairman and chief executive officer does not play any role in the Compensation Committee’s deliberation of matters impacting his own compensation.

Executive Compensation Competitiveness

The Company seeks to ensure that its total compensation package is competitive when compared to its competitive market for executive talent so that it can attract, motivate and retain the executive talent the Company needs in order to maximize its return to shareholders. The Company defines its competitive market as the market represented by its peer group and the companies comprising the survey data. Prior to fiscal 2007, the Company generally compared its compensation package to the peer group identified in its proxy statement or other peer companies identified by the Compensation Committee in consultation with its compensation consultant.

Based on materials prepared by Pearl Meyer & Partners in 2007, the Compensation Committee compared the compensation for certain officers of the Company to published and private survey data as well as a peer group of companies within the personal products and over-the-counter drug industries with similar distribution channels as the Company. The survey data primarily consisted of non-durable manufacturers and provided a view of the broad market for executive talent. The peer group data consisted of fourteen companies in the personal products and over-the-counter drug industries and provided a view of the industry-specific market for executive talent. The Compensation Committee may from time to time review other information it deems relevant in assessing the competitiveness of the Company’s executive compensation programs.

Description of Peer Group and Survey Data

The following narrative provides additional information and material characteristics of the peer group and survey data.

Peer Group

The peer group consists of companies in the personal products and over-the-counter drug industries with similar distribution channels as the Company and provides a view of the industry-specific market for executive talent for which the Company competes. The following companies comprise the Company’s peer group for this purpose:

Alberto-Culver Company	Church & Dwight Co., Inc.
Revlon, Inc.	The Hain Celestial Group, Inc.
Playtex Products, Inc.	Helen Of Troy Limited
Inverness Medical Innovations, Inc.	Del Laboratories, Inc.
Bare Escentuals, Inc.	Adams Respiratory Therapeutics, Inc.
Prestige Brands Holdings, Inc.	Schiff Nutrition International, Inc.
Nutraceutical International Corporation	Bradley Pharmaceuticals, Inc.

Following an initial proposal by Pearl Meyer & Partners and discussions with the Compensation Committee to identify the companies comprising the Company’s competitive market based on the characteristics described above, the peer group was approved by the Compensation Committee in fiscal 2007. The peer group will be reviewed periodically and changed, if necessary, with the approval of the Compensation Committee. The Compensation Committee believes that this peer group is representative of the companies with which the Company shares similar industry profiles and competes for executive talent.

Survey Data

In compiling the survey data, Pearl Meyer & Partners reviewed published and private survey data from nationally recognized sources. The analysis matched executive positions by responsibilities and limited the scope of companies to non-durable manufacturers with similar revenues as the Company.

Conclusions of the Compensation Committee

Upon conclusion of its review of the survey and peer group data prepared by Pearl Meyer & Partners, the Compensation Committee determined that the Company’s current total compensation package is consistent with its philosophy of paying below market cash compensation and providing significant long-term incentive opportunity to its executives. Total direct compensation based on the review was significantly above the survey median and generally between the 50th and 75th percentile of the peer group. The executives’ total compensation is heavily weighted toward performance-based compensation through annual cash incentive awards and awards of equity-based long-term compensation. If shareholder return does not increase and Company performance is not achieved, total compensation of the Company’s executives is likely to be significantly below the competitive market. Based on the executive compensation review and the heavily performance-based structure of the Company’s executive compensation programs, the Compensation Committee considers the compensation paid to the Company’s executives to be within a reasonable market range.

Principal Components of Compensation

During fiscal 2007, the principal components of compensation for the Company’s executive officers consisted of base salary, annual cash incentive opportunity and equity-based long-term incentives. The Compensation Committee believes that the elements of the executive compensation program are competitive and further the Company’s objectives of motivating achievement of its short and long-term financial performance goals, rewarding superior performance, retaining executive talent and aligning the interests of Company executives and shareholders.

The principal components of the Company’s executive compensation program and the purpose of each component are shown in the table below along with the Company’s competitive position for each component. Competitive positions are expressed in relationship to the median value of those companies in the peer group.

Compensation Component	Competitive Position	Purpose
Salary	Below the median of the competitive market	Fixed component of pay intended to compensate the individual fairly for the responsibility level of the position held

Annual incentives	Below the median of the competitive market	Variable component of pay intended to reward and motivate the individual’s contribution to achieving the Company’s short-term/annual objectives

Long-term incentives	Significantly higher than the median of the competitive market	Variable component of pay intended to motivate and reward the individual’s contribution to achieving the Company’s long-term objectives

Mix of Compensation Components

In determining how the Company allocates an executive’s total compensation package among the principal components of base salary, annual incentives and long-term incentives, the Compensation Committee emphasizes compensation elements that reward performance measures that correlate closely with increases in shareholder value, in accordance with the Company’s underlying compensation philosophy. Accordingly, a significant portion of the Company’s executive compensation is at-risk, including the annual incentives and long-term incentives that are primarily based on the performance of the Company. The Company’s chairman and chief executive officer and other executive officers, including each of the named executive officers, have a higher percentage of at-risk compensation (and thus greater upside potential and downside risk) relative to the Company’s other employees. The Compensation Committee believes this is appropriate because the executive officers have the greatest influence on the Company’s performance. Long-term incentive awards represent the potentially largest component of pay in order to encourage sustained long-term performance and retention of executive talent and ensure alignment with the interests of the Company’s shareholders.

The table below illustrates the approximate total compensation of the named executive officers by each principal type of compensation reflected in the table and the percentage each type of compensation represents of the executives’ total direct compensation for 2007. The principal types of compensation, for each of the named executive officers, include:

•	annual base salary, which is the named executive officer’s base salary as of the beginning of fiscal 2007;

•

the potential annual incentive award at the targeted level of corporate performance (Level 2) for fiscal 2007, which is derived from base salary at the beginning of fiscal 2007 except as otherwise noted in the table below; and

•

the value of the equity-based long-term compensation award made by the Company to the named executive officer in April 2007, subject to applicable vesting periods and based on projected fair value pursuant to the flex lattice model, which is a permitted valuation method under the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), “Share Based Payment” (“SFAS 123R”).

The long-term equity based award amounts in the table below differ from the values for stock awards and option awards set forth in the Summary Compensation Table, which are based upon the amount of expense recognized in fiscal 2007 for awards and grants made in fiscal 2007 and prior years pursuant to SFAS 123R. Further, the actual annual incentive payments reflected in the Summary Compensation Table were made based on achievement of the highest level of performance (Level 4) in fiscal 2007, whereas the values used in computation of the annual incentive award amounts in the table below are based on the potential fiscal 2007 award at target opportunity (Level 2).

Named Executive Officers	December 1, 2006 Base Salary	Target Annual Incentive Award		Long-Term Equity-Based Award	Total Compensation
Zan Guerry Chairman and Chief Executive Officer	$551,200 25%	$275,600 12%		$1,408,693 63%	$2,235,493 100%

Robert E. Bosworth President & Chief Operating Officer	$390,000 24%	$195,000 12%		$1,041,208 64%	$1,626,208 100%

Robert B. Long Vice President, Finance	$123,900 26%	$45,000 10	(1) %	$306,238 64%	$475,138 100%

Theodore K. Whitfield, Jr. Vice President, General Counsel and Secretary	$156,800 31%	$47,040 9%		$306,238 60%	$510,078 100%

Richard W. Kornhauser Former Vice President, Marketing	$198,650 23%	$59,595 7%		$612,476 70%	$870,721 100%

(1)	Mr. Long’s target amount under the annual incentive plan for fiscal 2007, as reflected in the table above, was determined based on his base salary amount of $150,000 at the time of his promotion to Vice President, Finance, effective July 25, 2007, rather than his base salary as of the first day of the fiscal year.

Salary

The Company’s base salary program is based on a philosophy of providing salaries that are slightly below median market rates for companies within its peer group. The Compensation Committee believes that offering base pay at this level, when combined with annual incentives and the potential for significant long-term incentives, plays an important role in the Company’s ability to attract and retain executive talent.

Base salary levels are dependent on each individual employee’s job responsibilities and performance over time. Consequently, employees with higher levels of responsibility and sustained performance over time will be paid correspondingly higher salaries.

Salaries for executives are reviewed and revised annually, typically effective on June 1 of each year, based on a variety of factors, including individual performance (assessed in a qualitative fashion) and general levels of market salary increases. The Compensation Committee evaluates the performance of the chairman and chief executive officer and the president and chief operating officer, while the chairman and chief executive officer and the president and chief operating officer recommend to the Compensation Committee salary levels for the other executive officers. Based upon analyses completed in fiscal 2007, the Compensation Committee determined the overall base salary market position for Company executives to be below the peer group median, which is consistent with the Company’s general compensation philosophy.

In June 2007, upon consideration of general market data, the information prepared by its compensation consultant and individual performance, the Compensation Committee determined that base salary increases were appropriate for the named executive officers effective as of June 1, 2007. Messrs. Guerry, Bosworth, Whitfield and Kornhauser’s base salaries were each increased in fiscal 2007 within a range of 4% to 5%, predominately based upon individual performance and market data. During fiscal 2007, Mr. Long’s base salary was increased 29%, predominately based upon his promotion to principal financial officer of the Company, and also considering individual performance and market data.

Annual Incentives

The Company’s existing annual incentive plan is intended to assist the Company in rewarding and motivating key employees for achieving annual financial performance goals, focuses strongly on Company and individual performance, and provides a competitive compensation package to plan participants, although representing less than median annual incentive pay as compared to its peer group and other published and private survey data used by the Compensation Committee. The existing annual incentive plan will be superseded by the Annual Cash Incentive Plan described above if approved by the Company’s shareholders.

Annual incentive awards under the existing plan are paid annually based on the achievement of performance goals for the fiscal year. The Compensation Committee uses earnings per share (subject to adjustment from time to time by the Compensation Committee to exclude certain items such as those excluded in fiscal 2007 as described below) as its performance measure based on the belief that using earnings per share motivates Company executives to focus on achieving the Company’s annual performance objectives and is consistent with the Company’s philosophy of rewarding executives based on performance measures that correlate with increases in shareholder value.

The Compensation Committee establishes, typically within the first 60 days of each fiscal year, earnings per share goals for the achievement of four different targeted levels of corporate performance during the fiscal year. The earnings per share goal for the minimal level of performance (Level 1) must be achieved as a condition to any payouts under the annual incentive plan. The earnings per share goal for the targeted performance level (Level 2) each fiscal year is set within the range of forecasted results for that year.

Assuming a payout will be made, each plan participant, including the named executive officers and other key management employees, is eligible for a range of potential annual incentive awards, expressed as a percentage of the participant’s annual base salary on the first day of the fiscal year covered by the plan. From time to time, the annual incentive award may be determined as a percentage of a participant’s base salary after a promotion during a fiscal year, rather than the participant’s base salary on the first day of the fiscal year. These percentages are based both on groupings within which the participant’s position at the Company falls (with higher percentages assigned to groupings of higher-level positions) and on the corporate performance level achieved (with higher percentages assigned to higher levels of performance, Level 4 being the highest and Level 1 being the lowest). The table below sets forth the range of potential annual incentive awards (expressed as percentages of annual base salary) established for plan participants in fiscal 2007.

	Participant Group
Corporate Performance Level	Chairman and CEO	President and COO	All Other NEOs
4	150.0%	100.0%	60.0%
3	75.0%	75.0%	45.0%
2 (target)	50.0%	50.0%	30.0%
1	25.0%	25.0%	15.0%

If earnings per share performance falls between any two established goals, then the associated potential incentive award will be determined by means of straight-line interpolation.

The potential incentive award associated with each specified participant group and performance level (including any interpolated point between performance levels) represents the maximum amount that may be awarded. Accordingly, the maximum incentive awards that could be awarded to the named executive officers under the existing annual incentive plan are as follows: Mr. Guerry—(150% x annual base salary); Mr. Bosworth —(100% x annual base salary); and all other named executive officers—(60% x annual base salary).

The actual award paid to each participant under the existing plan is based on a combination of corporate and individual performance, with the percentage weighting for each criteria (which in the aggregate equals 100%) being assigned based on the participant groupings. Evaluation of the corporate performance criteria has historically been based on achievement of the Company’s earnings per share goal for the specified performance level. The higher the participant’s position in the Company, the greater weighting this criteria generally receives, which the Compensation Committee believes appropriately reflects the relative impact on corporate earnings per share.

Evaluation of the individual performance criteria is assessed in a non-formula fashion relative to various qualitative objectives and criteria, such as the participant’s overall contribution to the Company’s success and successful implementation of business strategy. The individual performance criteria is set each year by the (i) Compensation Committee for the chairman and chief executive officer and the president and chief operating officer; and (ii) chairman and chief executive officer and the president and chief operating officer for all other plan participants.

The earnings per share goals for the corporate performance levels are typically set such that there is an equal incremental spread between the levels. The earnings per share goal for the targeted performance level (Level 2) each fiscal year is set within the range of forecasted results for that year. In fiscal 2007, the Compensation Committee established earnings per share goals for corporate performance Levels 1, 2, 3 and 4 at $2.68, $2.80, $2.92 and $3.04, respectively, excluding employee stock option expenses under SFAS 123R and debt extinguishment charges. Because the Company’s adjusted earnings per share of $3.36 for fiscal 2007 was in excess of the goal set for Level 4 and because individual performance levels were deemed to have been satisfied, plan participants were eligible for and received the maximum possible payout.

Over the past five fiscal years (including fiscal 2007), the Company (i) has achieved its targeted corporate performance level (Level 2) two times; (ii) has achieved its maximum corporate performance level (Level 4) two times; and (iii) has failed to achieve the minimum corporate performance level (Level 1) one time. Fiscal 2008 earnings per share goals in respect of annual incentive awards that may be made under the existing annual incentive plan have been set in a manner consistent with prior years. The Compensation Committee also has set fiscal 2008 earnings per share goals and participant groupings under the Annual Cash Incentive Plan, which if approved by shareholders will supersede the existing plan, in a manner consistent with the practice under the existing plan for prior years.

Long-Term Incentives

The Company’s long-term incentive program is designed to motivate, retain and reward talented executives in achieving long-term financial results that are aligned with the best interests of shareholders. All long-term incentives are equity-based and are provided under shareholder approved, and Compensation Committee administered, stock incentive plans. Consistent with the Company’s compensation philosophy, the components of executive compensation other than long-term incentives generally are designed to be conservative and likely to be at or below the Company’s competitive market. In contrast, the Company offers its executives significant equity-based long-term incentive opportunity because the Compensation Committee believes that the compensation of management should be directly aligned with the value and appreciation in value of the Company’s stock. The Compensation Committee also believes that equity-based awards provide a retention incentive to key management.

The Company has historically provided long-term incentives to executives in the form of non-qualified stock options. The Compensation Committee believes that stock options are appropriate because they only result in gain to the recipient of the stock option award if the Company’s stock price increases above the exercise price of the options. In addition, stock options are intended to help retain key employees because they generally vest over a period of four years and, if not exercised, are forfeited if the employee leaves the Company before retirement, subject to limited exceptions discussed under the heading “Company Stock Plans” below.

Under the Company’s stock incentive plans, all stock options are awarded at 100% of the fair market value of the stock on the last business day prior to the date of the grant. All stock options have a term of not more than ten years. Generally, stock option grants vest at a rate of 25% per year beginning one year after the date of grant. The exercise price is payable in cash, shares of the Company stock or some combination thereof. No option holder has any rights as a shareholder for any shares subject to an option until the exercise price has been paid and the shares are issued to the employee.

The Company uses a targeted number of shares as its option methodology which is set within the framework of the Compensation Committee’s belief that long-term incentives should be a significant component of executive compensation. Individual stock option grants are based on the job level of each participant in the Company and individual performance. The Company may also modify the number of shares when considering factors such as the potential compensation cost impact to the Company calculated under SFAS 123R, market practices and the number of shares reserved under the plan for grants.

The Compensation Committee believes that while options provide a strong alliance of the interests of management and shareholders generally, options may have a more limited effect in retaining qualified management personnel during prolonged periods in which the market price for Company stock is generally volatile or decreasing. In order to provide the Compensation Committee the discretion and flexibility to customize equity-based grants in light of changing circumstances or unique situations, the Company’s long-term incentive plans are omnibus plans. These plans allow for a number of types of equity-based long-term awards such as restricted stock grants, incentive stock options, stock appreciation rights and performance shares or units in addition to non-qualified stock options.

The Company did not grant restricted stock awards to any plan participant in fiscal 2007. The Compensation Committee has, in some instances, viewed grants of restricted stock as a means of rewarding the Company’s officers for specific accomplishments, such as completing acquisitions, while stock option grants are typically made annually as part of the overall compensation package. Restricted stock granted by the Compensation Committee is subject to restrictions as to transferability and conditions of forfeiture as determined by the Committee. Each grant of restricted stock is made pursuant to an agreement which specifies the restrictions thereon and the terms and conditions governing the termination of such restrictions. Shares of restricted stock granted to named executive officers in years prior to fiscal 2007 vest in equal one-fourth increments beginning on the first anniversary of the date of grant.

The Compensation Committee will periodically review its equity granting practices under the plans in the context of the Company’s compensation philosophy to ensure an appropriate mix of base salary, annual incentive and long-term incentive within the philosophy of providing strongly competitive total direct compensation opportunities. In light of the research and the report prepared by its compensation consultant, the Compensation Committee will specifically review the Company’s prior long-term incentive equity grant practices before annual grants are made in April 2008 to assess whether such practices are continuing to achieve the Compensation Committee’s compensation objectives. If the Compensation Committee determines that the Company’s prior equity grant practices need any adjustment, it will have the option of considering a number of alternatives including, but not limited to, a change in grant methodology and the use of other equity-based awards in combination with or in lieu of stock options.

Retirement and Other Benefit Programs

Retirement Programs

All salaried employees, including the named executive officers, participate equally in the Company’s retirement program, which primarily consists of the Savings and Investment Plan, a defined contribution 401(k) plan (the “401(k) Plan”). Under the 401(k) Plan, the Company currently contributes 3% of the participants’ eligible pay into the 401(k) Plan, with an additional Company matching contribution of 25% of the participant’s salary deferral contribution up to 6% of the participant’s eligible salary. A participant’s eligible compensation for purposes of computing both the Company’s initial 3% contribution and matching contribution is based on the limitations currently in effect under the Internal Revenue Code (“IRC”) for deductibility of Company contributions to defined benefit plans. Employees are always fully vested in their and the Company’s contributions to the 401(k) Plan.

In October 2000, the Company’s Board of Directors adopted an amendment to freeze the Chattem, Inc. Pension Plan (the “Pension Plan”), a noncontributory defined benefit pension plan, effective December 31, 2000. No new participants were allowed to enter the Pension Plan, and current participants were not allowed to accrue further benefits after that date. Mr. Guerry is the only named executive officer participating in the Pension Plan. The frozen monthly accrued benefit payable at age 65 for Mr. Guerry is $1,714.

The Company also maintains a defined benefit postretirement healthcare plan for certain employees who have met specific age and service requirements (the “Retiree Health Plan”). The Retiree Health Plan provides benefits to certain eligible employees over the age of 65. On May 31, 2006, Retiree Health Plan eligibility was restricted to current retirees and those active employees that were retirement eligible as of that date (age 55 and 10 years of service or age 65). Contributions to the Retiree Health Plan are limited to $1,500 per participant per year and are paid monthly on a fully insured basis. Retiree Health Plan participants are required to pay any insurance premium amount in excess of the $1,500 employer contribution. Mr. Guerry is the only named executive officer eligible to participate in the Retiree Health Plan.

Healthcare Plan

The named executive officers participate in the same healthcare plans as other Company employees.

Life and Disability Insurance

The named executive officers, except for Mr. Guerry, participate in a life insurance program generally available to all salaried employees that provides for a death benefit of up to 300% of the executive’s annual earnings, which includes base salary and payments under the Company’s annual cash incentive plan, during the 24-month period prior to death, but in no case will the death benefit be greater than $750,000. Mr. Guerry receives life insurance benefits only offered as supplemental life insurance to certain other officers of the Company and will receive a death benefit of $1,450,000. The named executive officers also participate in a long-term disability program generally available to all salaried employees that can replace up to 60% of gross monthly income, based upon annual salary plus the prior two years’ average bonus up to a maximum monthly benefit of $15,000. Additionally, certain of the named executive officers participate in a supplemental income protection plan offered only to certain officers of the Company that can provide an additional benefit up to a maximum amount of $3,000 per month in the event of long-term disability.

Perquisites

The Company provides a limited number of perquisites to the named executive officers. Perquisites generally consist of the following: personal use of the company-owned aircraft by Mr. Guerry and provision of a car allowance to Mr. Guerry pursuant to the terms of his employment agreement. These perquisites represent a relatively insignificant portion of the total compensation of each named executive officer. The aggregate incremental cost to the Company for these perquisites is set forth in the Summary Compensation Table under the “All Other Compensation” column and related notes.

Defined Benefit and Deferred Compensation Plans

The Company does not actively maintain any supplemental defined benefit or deferred compensation plans. The fact that the Company does not maintain or offer such plans to its executive officers is a factor in the decision of the Compensation Committee to provide executives with significant long-term incentive opportunities.

Severance and Change in Control

The Company has entered into both an employment agreement and a severance agreement with Mr. Guerry and has entered into severance agreements with certain other officers of the Company, including Messrs. Bosworth and Whitfield. The Compensation Committee believes that such agreements are necessary to attract and retain executives and align the interests of management and shareholders during a period of an actual or rumored change in control. The benefits provided for under the severance agreements are designed to preserve the focus and productivity of management, avoid disruption and prevent attrition during a period of uncertainty. These agreements are also believed to make the objective assessment of a potential transaction that may be in the Company’s shareholders’ best interests easier notwithstanding the potential negative impact of a transaction on an executive’s future employment. Additionally, the employment agreement with Mr. Guerry and the severance agreements with the other officers each impose certain restrictions on the executive’s ability to obtain employment competitive with the Company.

The Company is currently considering certain changes to the employment agreement with Mr. Guerry and the severance agreements with Mr. Guerry and the other officers to ensure compliance with the new deferred compensation rules under Section 409A of the Internal Revenue Code.

For a detailed description of the employment agreement with Mr. Guerry and severance agreements which the Company has entered into with the applicable named executive officers, see the section entitled “Potential Payments Upon Termination or Change in Control” below.

Compensation of Certain Officers

The chairman and chief executive officer and the president and chief operating officer each have the potential to receive higher levels of incentive awards and total compensation than the other named executive officers. When setting the compensation opportunities for each of these more highly compensated officers, the Compensation Committee determined that both the chairman and chief executive officer and president and chief operating officer have a larger impact in their roles on the actual day-to-day and long-term performance of the Company. Each of these officers is responsible for setting the overall financial and operational strategic vision for the Company, both on an annual and long-term basis. Additionally, such officers identify and oversee the selection and implementation of product line acquisitions and divestitures which have played a historically critical role in the development of the Company.

Equity Based Compensation Award Practices

The Compensation Committee has determined that annual executive officer stock option grants will be made in April of each fiscal year at the Compensation Committee’s scheduled quarterly meeting. The Compensation Committee may also make grants of equity awards to executive officers at other times during the year due to special circumstances, such as new hires or promotions. The Company does not reprice options and if the Company’s stock price declines after the grant date, the Company does not replace options. The Company does not seek to time equity grants to take advantage of information, either positive or negative, about the Company that has not been publicly disclosed. Option grants are effective on the date the award determination is made by the Compensation Committee and the exercise price of options is the closing market price of Company common stock on the business day prior to the date of the grant. The Compensation Committee also has the discretion to set the exercise price of options higher than the closing market price of Company common stock on the date prior to the grant date.

Tax and Accounting Information

The Internal Revenue Code contains a provision that limits the tax deductibility of certain compensation paid to the named executive officers. This provision disallows the deductibility of certain compensation in excess of $1,000,000 per year unless it is considered performance-based compensation under the Internal Revenue Code. In connection with this Annual Meeting, the Company will seek shareholder approval of the Annual Cash Incentive Plan in order to qualify awards under the Annual Cash Incentive Plan for the exemption for performance-based compensation under Section 162(m) of the Internal Revenue Code in fiscal 2008 and in future years for the duration of the Plan. If the Annual Cash Incentive Plan is approved by shareholders, the Compensation Committee intends to administer the Annual Cash Incentive Plan in fiscal 2008 and in future years such that the Company will obtain the maximum tax deduction possible under Section 162(m) of the Internal Revenue Code. The Compensation Committee retains the discretion to provide compensation outside the Annual Cash Incentive Plan that is not performance-based under Section 162(m) where it determines that such awards are in the best long-term interests of the Company and its shareholders.

The Company accounts for equity incentive grants under SFAS 123R. For options granted after the Company adopted SFAS 123R on December 1, 2005, the fair value of each stock option grant was estimated on the date of grant using a Flex Lattice Model. For options granted prior to this date, the Company used the Black-Scholes option pricing model. During fiscal 2007, the Company made no modification to equity grants that resulted in a remeasurement of expense under SFAS 123R.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended November 30, 2007 and in this proxy statement.

Compensation Committee:

Ruth W. Brinkley, Gary D. Chazen, and Philip H. Sanford

The foregoing Report of the Compensation Committee should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates the information by reference, and shall not otherwise be deemed to be soliciting material or to be filed under the Securities Act or the Exchange Act.

Summary Compensation Table and Narrative Disclosure

The narrative, table and footnotes below describe the total compensation paid for fiscal 2007 to the named executive officers, who are:

•	Zan Guerry (the Company’s chief executive officer),

•	Robert E. Bosworth (the Company’s current president and chief operating officer and principal financial officer through July 24, 2007),

•	Robert B. Long (the Company’s current principal financial officer beginning as of July 25, 2007),

•	Theodore K. Whitfield, Jr., the next most highly compensated individual who was serving as an executive officer of the Company on November 30, 2007, the last day of the Company’s fiscal year, and

•	Richard W. Kornhauser, whose employment with the Company was terminated effective as of November 16, 2007.

Because the named executive officers are the only officers of the Company who had been designated as executive officers for fiscal 2007, as determined by the Board of Directors, no other person has been included as a named executive officer in this proxy statement. The Board of Directors expects to analyze and designate on an annual basis which of its officers qualify as executive officers under the federal securities laws.

The components of the total compensation reported in the Fiscal 2007 Summary Compensation Table are described in the footnotes to the table below. For detailed information on the role of each component within the total compensation package, see the description under the heading “Compensation Discussion and Analysis” above.

Fiscal 2007 Summary Compensation Table

Name and Principal Position	Salary ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Zan Guerry Chairman and Chief Executive Officer	591,424	531,060	793,438	826,800	74,724	2,817,446

Robert E. Bosworth President and Chief Operating Officer	420,800	—	303,915	390,000	18,125	1,132,840

Robert B. Long Vice President, Finance	148,594	—	76,586	90,000	7,819	322,999

Theodore K. Whitfield, Jr. Vice President, General Counsel and Secretary	165,931	17,685	166,055	94,080	9,295	453,046

Richard W. Kornhauser Former Vice President, Marketing (6)	186,581	26,527	359,883	119,190	119,646	811,827

(1)	Salary Column

This column represents the base salary paid during the fiscal year and is calculated based on 27 biweekly pay periods that occurred during fiscal year 2007.

(2)	Stock Awards Column

This column represents the compensation expense recognized by the Company for financial statement reporting purposes in fiscal 2007, computed in accordance with SFAS 123R, with respect to the fair value of restricted stock awards granted in years prior to fiscal 2007 that continue to be expensed under SFAS 123R. The Company did not grant restricted stock awards to any named executive officer in fiscal 2007. Pursuant to SEC rules, these amounts exclude any forfeiture assumptions related to service-based vesting conditions. Under SFAS 123R, compensation expense is calculated using the closing price of the Company’s common stock on the date of grant and amortized as compensation expense over the vesting period of the award. The amounts in the table reflect the additional compensation expense reflected in the fiscal 2007 financial statements related to the prior restricted stock awards and do not reflect the value actually realized by the named executives.

The assumptions used for the valuations are set forth in Note 2 under the heading “Stock-Based Compensation” to the Company’s audited consolidated financial statements contained in its Annual Report on Form 10-K for the fiscal year ended November 30, 2007. See the table and related notes under the heading “Outstanding Equity Awards at 2007 Fiscal Year-End Table” below for information with respect to stock grants made prior to fiscal 2007.

Under the terms of Mr. Kornhauser’s separation agreement, all restricted stock that had not vested as of his resignation date of November 16, 2007 was deemed to have expired or terminated.

(3)	Option Awards Column

This column represents compensation expense recognized by the Company for financial statement reporting purposes in fiscal 2007, in accordance with SFAS 123R, with respect to the fair value of options granted in fiscal 2007 and options granted in prior years that continue to vest and be expensed under SFAS 123R. Pursuant to SEC rules, these amounts exclude any forfeiture assumptions related to service-based vesting conditions. The amounts in the table reflect the additional compensation expense reflected in the fiscal 2007 financial statements for the options and do not reflect the value, if any, that ultimately may be realized by the named executive officers.

The assumptions used for the valuations are set forth in Note 2 under the heading “Stock-Based Compensation” to the Company’s audited consolidated financial statements contained in its Annual Report on Form 10-K for the fiscal year ended November 30, 2007. See the table and related notes under the heading “Grants of Plan-Based Awards in Fiscal 2007 Table” for information with respect to options granted in fiscal 2007 and the table and related notes under the heading “Outstanding Equity Awards at 2007 Fiscal Year-End Table” for information with respect to options granted prior to fiscal 2007.

Under the terms of Mr. Kornhauser’s separation agreement, all stock options that had not vested as of his resignation date of November 16, 2007 were deemed to have expired or terminated; provided, however, that all vested and exercisable stock options, as of the resignation date, previously granted to Mr. Kornhauser, and 12,500 options granted to him in April 2005 and vested on an accelerated basis in November 2005, but subject at that time to transfer restrictions due to expire in April 2008 and April 2009, became exercisable and the underlying stock could be sold free of the transfer restrictions, at any time on or before 30 days following November 16, 2007.

(4)	Non-Equity Incentive Plan Compensation Column

This column represents cash incentive awards earned by the named executives for services performed in fiscal 2007 under the Company’s existing annual incentive plan. The incentive targets under the plan were determined by the Compensation Committee in January 2007 and awards wer paid in January 2008 based upon fiscal 2007 performance. For additional information about the Company’s existing annual incentive plan and these payouts, see the section entitled “Compensation Discussion and Analysis” above and the table and related notes under the heading “Grants of Plan-Based Awards in Fiscal 2007 Table” below.

(5)	All Other Compensation Column

This column represents all other compensation for fiscal 2007 not reported in the previous columns. The following table and footnotes describe the components of compensation reflected in the “All Other Compensation” column:

Name	Company Contributions To Defined Contribution Plans ($) (a)	Company Paid Insurance Premiums ($) (b)	Perquisites and Other Personal Benefits ($) (c)	Director’s Fee ($) (d)	Others ($) (e)	Total ($)
Zan Guerry	10,125	6,635	46,580	8,000	3,384	74,724
Robert E. Bosworth	10,125	—	—	8,000	—	18,125
Robert B. Long	7,819	—	—	—	—	7,819
Theodore K. Whitfield, Jr.	8,386	909	—	—	—	9,295
Richard W. Kornhauser	8,540	1,915	—	—	109,191	119,646

(a)	Represents the aggregate of the Company’s contributions and matching contributions to the 401(k) Plan in which all of the named executive officers participate. The Company currently contributes 3% of the participants’ eligible pay into the plan, with an additional Company matching contribution of 25% of the participant’s salary deferral contribution up to 6% of the participant’s eligible salary, in each case, subject to the current limits under the IRC for deductibility of Company contributions to defined benefit plans.
(b)	Amounts shown reflect the dollar value of the premiums paid by the Company on life and long-term disability insurance plans for the benefit of certain named executive officers under plans which are not generally available to all salaried employees.

(c)	Perquisites and other personal benefits provided to Mr. Guerry were as follows: (i) $30,080 for personal use of the corporate aircraft and (ii) $16,500 for a car allowance pursuant to the terms of Mr. Guerry’s employment agreement. The amount reported for personal use of corporate aircraft is the Company’s estimate of the aggregate incremental cost to the Company, including the cost of deadhead flights, if applicable, and the average cost of fuel, in-flight catering, landing, hangar and parking fees, other variable fees and crew travel expenses. The Company uses the aircraft primarily for business travel and, as such, the Company does not include aircraft maintenance expenses that do not change based on usage. The total annual variable costs are divided by the total number of miles flown to determine an average variable cost per mile. The average variable cost per mile is multiplied by the miles flown for personal use to derive the incremental cost to the Company. For tax purposes, income is imputed to the executive for non-business travel based on a multiple of the Standard Industry Fare Level (SIFL) rates.
(d)	Represents the pro rated annual retainer fee paid as cash compensation to Messrs. Guerry and Bosworth for service on the Board of Directors during fiscal 2007. Please refer to the section entitled “Director Compensation” below for a discussion of the Board of Directors’ determination, effective June 1, 2007, that employee directors will no longer be entitled to payment of annual retainers.
(e)	Accounts for (i) an additional cash amount of $3,384 paid to Mr. Guerry, as well as to certain other officers, toward his personal retirement savings under a Company program that has been terminated such that no future amounts will be made, and (ii) the aggregate amount of severance payments and continued benefits payable to Mr. Kornhauser under the terms of his separation agreement during the initial six-month period following his resignation, or $109,191, as described in more detail under the heading “Separation Agreement with Mr. Kornhauser” below.

(6)	Mr. Kornhauser resigned his position as Vice President, Marketing, and was no longer employed by the Company effective as of November 16, 2007. See the section entitled “Separation Agreement with Mr. Kornhauser” below for a description of his separation agreement.

Grants of Plan-Based Awards In Fiscal Year 2007 Table and Narrative Disclosure

During fiscal 2007, the named executive officers received two types of plan-based awards:

Annual Incentive Plan—The Company’s existing annual incentive plan is an incentive plan based on achieving pre-established corporate and individual performance goals. Awards under the plan are paid in cash. Amounts actually earned under the annual incentive plan for fiscal 2007 were paid in January 2008 and based on achievement of the maximum goal during fiscal 2007. Such amounts are reported under the “Non-Equity Incentive Plan Compensation” column in the Fiscal 2007 Summary Compensation Table above. For additional information relating to annual incentive awards under the plan, including performance goals, measures and weighting, see the “Compensation Discussion and Analysis” section above.

Options—These non-qualified options were granted on April 25, 2007 under the 2005 Stock Plan. The options vest in full on the fourth anniversary of the grant date (at a vesting rate of 25% per year), remain exercisable for six years thereafter, and have an exercise price equal to the closing market price of Company common stock on the last business day prior to the date of the grant.

Grants of Plan-Based Awards In Fiscal Year 2007 Table

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($ / Sh) (3)	Closing Market Price on Grant Date ($ / Sh)	Grant Date Fair Value of Option Awards ($) (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Zan Guerry Chairman and Chief Executive Officer	— 4/25/2007	137,800	275,600	826,800	57,500	59.77	59.16	1,408,693

Robert E. Bosworth President and Chief Operating Officer	— 4/25/2007	97,500	195,000	390,000	42,500	59.77	59.16	1,041,208

Robert B. Long Vice President, Finance	— 4/25/2007	22,500	45,000	90,000	12,500	59.77	59.16	306,238

Theodore K. Whitfield, Jr. Vice President, General Counsel and Secretary	— 4/25/2007	23,520	47,040	94,080	12,500	59.77	59.16	306,238

Richard W. Kornhauser Former Vice President, Marketing	— 4/25/2007	29,798	59,595	119,190	25,000	59.77	59.16	612,476

(1)	These columns show the estimated range of payouts under the existing annual incentive plan in respect of fiscal 2007 performance and, for each of the named executive officers other than Mr. Long, are based on the applicable percentage of the participant’s annual base salary as of the first day of the fiscal year covered by the plan. Because Mr. Long was promoted during fiscal 2007 to principal financial officer, his range of payouts were determined based on his base salary amount of $150,000 at the time of his promotion to Vice President, Finance, effective July 25, 2007, rather than his base salary as of the first day of the fiscal year.

The “Threshold” column represents the amount payable when the goal for the minimal level of corporate performance (Level 1) is met. If performance falls below this threshold, then no amounts will be paid under the annual incentive plan. The “Target” column represents the amount payable if the goal for the targeted level of corporate performance (Level 2) is reached. The “Maximum” column represents the maximum amount payable under the plan if the goal for the maximum level of corporate performance (Level 4) is met or exceeded.

(2)	Shows the number of stock options granted to named executive officers on April 25, 2007. For additional information related to the terms and conditions of the stock options granted by the Company, see the table and related notes under the heading “Outstanding Equity Awards at 2007 Fiscal Year-End Table” below.

(3)	The exercise price of each option is equal to the closing market price of Company common stock on April 24, 2007, the last business day prior to the date of the grant.

(4)	Represents the grant date fair value in accordance with SFAS 123R, excluding any forfeiture assumptions related to service-based vesting conditions, as prescribed by SEC rules.

Outstanding Equity Awards at 2007 Fiscal Year-End Table and Narrative Disclosure

The table below provides information on the named executive officers’ outstanding equity awards as of November 30, 2007. The equity awards in the table consist of options which are reported in the “Option Awards” columns and also restricted stock awards which are reported in the “Stock Award” columns. Each grant of options or unvested restricted stock awards is shown separately for each named executive officer. The vesting schedule for each award of options and restricted stock is shown in the footnotes following this table based on the option or restricted stock grant date.

Outstanding Equity Awards at 2007 Fiscal Year-End Table

	Option Awards						Stock Awards
Name	Grant Date (1)		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date (3)	Number of Shares or Units That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($) (4)
			Exercisable	Unexcersiable
Zan Guerry Chairman and Chief Executive Officer	4/27/2004 4/20/2005 1/30/2006 4/25/2007	(1) (2) (1) (1)	45,000 65,000 12,500 —	15,000 — 37,500 57,500	28.39 42.09 38.07 59.77	4/27/2014 4/20/2012 1/30/2012 4/25/2013
							2/10/2004 1/26/2005	8,750 6,000	620,463 425,460

Robert E. Bosworth President and Chief Operating Officer	4/17/2002 4/16/2003 4/14/2004 4/13/2005 9/19/2005 1/30/2006 4/25/2007	(1) (1) (1) (1) (2) (1) (1)	4,000 2,000 1,500 1,000 50,000 7,500 —	— — 500 1,000 — 22,500 42,500	13.55 15.01 27.25 43.78 37.96 38.07 59.77	4/17/2012 4/16/2013 4/14/2014 4/13/2015 9/19/2012 1/30/2012 4/25/2013

Robert B. Long Vice President, Finance	4/24/2006 4/25/2007	(1) (1)	875 —	5,625 12,500	36.50 59.77	4/24/2012 4/25/2013

Theodore K. Whitfield, Jr. Vice President, General Counsel and Secretary	6/1/2004 4/20/2005 1/30/2006 4/25/2007	(1) (2) (1) (1)	4,250 15,000 1,875 —	3,750 — 11,250 12,500	26.58 42.09 38.07 59.77	6/1/2014 4/20/2012 1/30/2012 4/25/2013
							1/26/2005	1,000	70,910

Richard W. Kornhauser (5) Former Vice President, Marketing	—		—	—	—	—	—	—	—

(1)	Each option grant vests over four years from the grant date in equal yearly installments.
(2)	As of the grant date, each option grant provided for vesting over four years from the grant date in equal yearly installments pursuant to the applicable grant agreement. Effective as of November 30, 2005, the Compensation Committee accelerated the vesting of all previously unvested options subject to the applicable grant agreement; provided, however, that each optionee was prohibited from transferring shares of the Company’s common stock upon exercise of any portion of the accelerated options prior to the earlier of the date such options would have become vested as set forth in the option grant vesting schedule or as otherwise specified in the 2005 Plan.
(3)	Each restricted stock award vests over four years from the award date in equal yearly installments.
(4)	This column represents the market value of the unvested restricted stock awards based on the price per share of Company’s common stock of $70.91, the closing market price on November 30, 2007.
(5)	Under the terms of Mr. Kornhauser’s separation agreement, all stock options and restricted stock that had not vested as of his resignation date of November 16, 2007 were deemed to have expired or terminated; provided, however, that all vested and exercisable stock options, as of the resignation date, previously granted to Mr. Kornhauser, and 12,500 options granted to him in April 2005 and vested on an accelerated basis in November 2005, but subject at that time to transfer restrictions due to expire in April 2008 and April 2009, became exercisable and the underlying stock could be sold free of the transfer restrictions, at any time on or before 30 days following November 16, 2007. Mr. Kornhauser exercised all vested and exercisable stock options which were not forfeited subject to the terms of his separation agreement prior to November 30, 2007.

Option Exercises and Stock Vested In Fiscal Year 2007 Table and Narrative Disclosure

The table below provides information on the named executive officer’s stock awards that vested and number of shares acquired upon the exercise of vested options from December 1, 2006 through November 30, 2007.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Zan Guerry Chairman and Chief Executive Officer	175,000	8,216,178	29,000	1,777,680

Robert E. Bosworth President and Chief Operating Officer	6,000	277,992	—	—

Robert B. Long Vice President, Finance	1,000	28,990	—	—

Theodore K. Whitfield, Jr. Vice President, General Counsel and Secretary	6,875	253,198	500	28,830

Richard W. Kornhauser Former Vice President, Marketing	109,250	4,666,169	750	43,245

(1)	Represents the pre-tax value realized on option awards that were exercised during fiscal 2007, computed as the difference between the market price of the underlying securities at exercise and the exercise price of the options.
(2)	Represents the pre-tax value realized on stock awards that vested during the fiscal year, computed by multiplying the number of shares acquired on vesting by the closing price of Company common stock on the vesting date.

Pension Benefits in Fiscal Year 2007 Table and Narrative Disclosure

In October 2000, the Company’s Board of Directors adopted an amendment to freeze the Chattem, Inc. Pension Plan, a qualified plan available to all employees, effective December 31, 2000. No new participants are allowed to enter the Pension Plan, and current participants were not allowed to accrue further benefits after that date. Mr. Guerry is the only named executive officer participating in the Pension Plan. The frozen monthly accrued benefit payable at age 65 for Mr. Guerry is $1,714 per month.

Upon retirement, benefits are calculated on the basis of a normal retirement pension to be paid during the lifetime of the participant. Benefits will be paid in the form of a Qualified Joint and Survivor Annuity or Qualified Preretirement Survivor Annuity, unless one of the following options is appropriately elected:

(i)	A reduced annuity benefit to be paid monthly over 5, 10 or 15 years and thereafter for the participant’s life;

(ii)	A reduced annuity benefit to be paid during the participant’s life with one-half of the reduced benefit to be continued to the spouse for the spouse’s life;

(iii)	A reduced annuity benefit to be paid during the participant’s life with either three-fourths of or the full-reduced benefit to be continued to the spouse for the spouse’s life;

(iv)	A single lump sum payment; or

(v)	A single life annuity.

Pension Benefits In Fiscal Year 2007 Table

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Zan Guerry Chairman and Chief Executive Officer	Chattem, Inc. Pension Plan	22.83	298,068	—

(1)	As a result of the Company’s Board of Directors decision to freeze the Pension Plan effective December 31, 2000, the number of years of credited service in the table above relates solely to active service prior to January 2001.
(2)	In accordance with the provisions of the Pension Plan, the present value of the accumulated benefit is based on an assumed discount rate of 4.69% as of November 30, 2007 and the 1994 Group Annuity Reserve table.

Potential Payments Upon Termination or Change In Control

The discussion and tables below reflect the estimated amount of additional compensation and benefits that would be paid or accrue to the Company’s named executive officers in the event of the following hypothetical scenarios, if applicable, assuming that the triggering event for each such scenario occurred on November 30, 2007, the last business day of fiscal 2007:

•	a change in control of the company (absent termination of the named executive officer’s employment);

•	discharge or constructive discharge within 24 months after a change in control;

•	voluntary resignation within 180 days to 240 days following a change in control;

•	retirement (as determined by the Compensation Committee);

•	disability; and

•	death.

In addition, under the terms of his employment agreement, Mr. Guerry is also entitled to certain compensation and benefits upon the occurrence of the following triggering events:

•	voluntary resignation (absent a change in control); and

•	termination without cause or constructive discharge (absent a change in control).

Amounts are not included for compensation and benefits to which a named executive officer would be entitled if the specified event had not occurred. Because Mr. Kornhauser’s voluntarily resigned effective November 16, 2007 and all future compensation and benefits payable to him are covered solely by the terms of a separation agreement between the Company and Mr. Kornhauser, this section generally excludes discussion and tables relating to Mr. Kornhauser other than discussion of amounts payable to him pursuant to the separation agreement.

Employment Agreement with Mr. Guerry

On August 1, 2000, the Company entered into an employment agreement with Mr. Guerry. The employment agreement is intended to secure the long-term commitment of Mr. Guerry to remain in the Company’s employ and impose restrictions on competitive activities should he leave the Company’s employment for any reason.

The employment agreement has a rolling three-year term which renews automatically each year for a new three-year term absent the election of either party on or before July 31 each year to terminate the employment agreement at the end of the current three-year term. The employment agreement provides for a base salary as adjusted from time to time by the Compensation Committee of the Board of Directors and the executive’s participation in the annual bonus plan and stock option plans of the Company as determined from time to time by the Compensation Committee of the Board of Directors. As of November 30, 2007, Mr. Guerry’s base annual salary was $589,248. The employment agreement also provides for Mr. Guerry’s participation, to the extent he is otherwise eligible, in all benefits provided by the Company for its employees generally during the term of his employment and for an allowance for the use of an automobile throughout the duration of the employment agreement and such other perquisites as may be established by the Company for its executives. The employment agreement prohibits Mr. Guerry from competing with the Company with respect to existing Company brands or using confidential information for a period of 18 months after termination of employment.

In the event of termination as a result of death or permanent disability, Mr. Guerry or his designated beneficiary or beneficiaries (or his estate in the absence or lapse of such designation), as applicable, would receive (i) the unpaid balance of his base salary through the end of the month in which such termination occurred; and (ii) any accrued bonus as of the last of the month in which such termination occurred. The term “permanent disability” is defined as physical or mental incapacity of a nature which has prevented or will prevent Mr. Guerry, in the sole judgment of the Board of Directors, from performing on a full-time basis each of his material duties for a period of 12 consecutive weeks or 24 weeks within any period of 12 consecutive months.

In the event of termination for cause, Mr. Guerry would receive the unpaid balance of his base salary accrued on the date of such termination. In accordance with the terms of the employment agreement, the Company may terminate Mr. Guerry’s employment immediately for “cause” in the event of Mr. Guerry’s indictment or conviction for a felony or other crime involving substantial moral turpitude, alcoholism, drug addiction or the gross, active misfeasance of Mr. Guerry with regard to his duties with the Company.

In the event of termination as a result of Mr. Guerry’s voluntary resignation, Mr. Guerry would be entitled to receive continuing monthly payments of 75% of his monthly base salary at the time of termination payable during the 18-month noncompetition period.

In the event of termination without cause (as defined above), including voluntary resignation by Mr. Guerry under circumstances constituting a constructive discharge, Mr. Guerry would be entitled to receive the following:

•	continuing monthly payments of 75% of his monthly base salary at the time of termination payable during the 18-month noncompetition period following termination;

•

a liquidated damages payment in a lump sum equal to 25% of Mr. Guerry’s monthly base salary at the time of termination multiplied by the number of months remaining in the stated term of the agreement, subject to an obligation to repay a pro rated portion of the amount if he is able to secure comparable employment, with another employer in Chattanooga, Tennessee, and with a base salary at least equal to his base salary upon termination of employment with the Company, during the remaining term of the agreement; and

•	the continuation of his health, medical and life insurance benefits at substantially the same level as in effect at such termination during the remaining term of the agreement.

The term “constructively discharges” is defined to mean changes the location of Mr. Guerry’s principal place of employment from Chattanooga, Tennessee, or reduces Mr. Guerry’s status, duties, responsibilities or direct or indirect compensation (including future increases commensurate with those given other managers of the Company), or so alters the style or philosophy of the conduct of the Company’s business, in the opinion of Mr. Guerry, as to cause it to be undesirable to him to remain in the employ of the Company.

The Company is currently considering certain changes to the employment agreement with Mr. Guerry to ensure compliance with the new deferred compensation rules under Section 409A of the Internal Revenue Code.

Severance Agreements with Named Executive Officers

The Company also has entered into separate severance agreements with each of the named executive officers with the exception of Mr. Long. Although the Company also entered into a severance agreement with Mr. Kornhauser, this agreement is no longer effective following his resignation from the Company and his entry into the separation agreement described below.

These severance agreements are intended to secure continuity of management during, and to foster their unbiased and analytical assessment of, any offer to acquire control of the Company. In the case of Messrs. Bosworth and Whitfield, the severance agreements also impose certain confidentiality obligations and prohibit them from accepting compensation or anything of value from, or offering or providing any services to, any person or entity which has or does a significant business involving health and beauty aid products sold over the counter in competition with the Company in the United States, each for a period of three years following termination of employment. Absent a change in control of the Company, the severance agreements do not require the Company to retain any executive or to pay him any specified level of compensation.

In the event the Company discharges or constructively discharges any of the named executive officers (other than Mr. Long) within 24 months after the occurrence of a change in control of the Company or in the event any such named executive officer elects to resign his position with the Company during the period between 180 days and 240 days following the occurrence of a change in control of the Company (the “Open Window Period”), then the affected named executive officer would be entitled to receive the following:

•

a severance benefit equal to 299 percent of his average annualized includable compensation from the Company in the case of Mr. Guerry, or 200 percent of his average annualized includable compensation from the Company in the case of Messrs. Bosworth and Whitfield, during the five most recently completed taxable years prior to the date of the change in control, which severance benefit is subject to reduction in order to avoid the payment of an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code (unless, with respect to Mr. Guerry, such payments would result in Mr. Guerry receiving a greater amount on an after-tax basis); and

•

the continuation of the named executive officer’s health, medical and life insurance benefits at substantially the same level as in effect on the date he becomes entitled to the severance benefit described above for a period of two years thereafter, in the case of Messrs. Bosworth and Whitfield. With respect to Mr. Guerry, continuation of benefits are specified in his employment agreement.

Includable compensation for purposes of calculating the severance benefit generally includes all compensation paid to the named executive officer by the Company and will be calculated in accordance with the applicable provisions of the Internal Revenue Code.

For purposes of the severance agreements:

•

A “change in control” of the Company occurs upon (i) a change of one-third or more of the directors of the Company within any 12-month period; (ii) a change of one-half or more of the directors of the Company within any 24-month period; or (iii) acquisition by any person of the ownership or right to vote of 35% or more of the Company’s outstanding voting shares.

•

The Company “discharges” a named executive officer if the named executive officer is terminated for any reason other than indictment or conviction for a felony or other crime involving substantial moral turpitude, disability, death, alcoholism, drug addition or the gross, active malfeasance of the named executive officer with regard to his duties with the Company.

•

The Company “constructively discharges” a named executive officer if the Company changes location or reduces the named executive officer’s status, duties, responsibilities or direct or indirect compensation (including future increases commensurate with those given other managers of the Company), or so alters the style or philosophy of the conduct of the Company’s business, in the opinion of the named executive officer, as to cause it to be undesirable to the named executive officer to remain in the employ of the Company.

The Company is currently considering certain changes to the severance agreements with Mr. Guerry and the other officers to ensure compliance with the new deferred compensation rules under Section 409A of the Internal Revenue Code.

Company Stock Plans

Under the terms of each of the Chattem, Inc. Non-Statutory Stock Option Plan—1998, the Chattem, Inc. Non-Statutory Stock Option Plan—2000, the Chattem, Inc. Stock Incentive Plan—2003 and the Chattem, Inc. Stock Incentive Plan—2005 (collectively, the “Company Stock Plans”), stock options previously granted to named executive officers under the Company Stock Plans become exercisable in full, but in no event after the expiration date of such options, upon the occurrence of any of the following events:

•	Immediately upon a “change in control” (as defined consistently with the definition of a change in control under the severance agreements).

•

Upon the death of the named executive officer, in which case the beneficiary of such named executive officer may exercise the options for a period of three years thereafter. If the named executive officer dies within three years after his employment with the Company terminates as a result of his disability or retirement (as described below), the beneficiary may exercise the options for the remainder of the three-year period otherwise applicable to the named executive officer.

•

Upon termination of the named executive officer as a result of his “disability” (defined as a disability that entitles the named executive officer to benefits under the Company’s Long-Term Disability Plan, as amended from time to time), in which case the options are exercisable by the named executive officer for a period of three years after such termination.

•

Upon the “retirement” (as determined by the Compensation Committee) of the named executive officer, in which case the options are exercisable by the named executive officer for a period of three years after such retirement.

Restricted stock issued under the Company Stock Plans vests in accordance with the terms of the restricted stock agreement executed in connection with such issuance. The restricted stock agreements provide that all shares of restricted stock will vest immediately upon a “change in control” or the death, “disability” or “retirement” of the recipient (as such terms are defined above). If the recipient’s employment with the Company terminates for any other reason, the unvested portion of the restricted stock at such time will automatically be forfeited to the Company.

Tables Summarizing Potential Payments Upon Termination or Change in Control Events

The amounts shown in the tables below assume that the noted triggering event occurred on November 30, 2007, the last business day of fiscal 2007, except with respect to Mr. Kornhauser, for whom the triggering event (voluntary resignation) occurred on November 16, 2007. The amounts do not include compensation and benefits that are available generally to all salaried Company employees on a nondiscriminatory basis and, except as otherwise indicated, are in addition to amounts each named executive officer earned or accrued prior to the triggering event, such as accrued salaries and bonuses and previously vested stock options and restricted stock. As a result, the amounts generally reflect only the additional compensation or benefits that the named executive officers would have received (or, in the case of Mr. Kornhauser, will receive) upon the occurrence of the various triggering events. Other relevant assumptions and explanations are provided in the footnotes following the tables.

Zan Guerry

	Payment Type ($)
Triggering Event	Cash Payment		Equity with Accelerated Vesting (1)	Continued Perquisites and Benefits (2)	Total
Change in Control (absent termination)	—		3,555,773	—	3,555,773
Discharge, Constructive Discharge or Voluntary Termination during the Open Window Period (in connection with a Change in Control)	11,516,124	(3)	3,555,773	42,913	15,114,810
Termination without Cause or Constructive Discharge (absent a Change in Control)	1,055,736	(4)	—	42,913	1,098,649
Retirement (absent a Change in Control)	662,904	(5)	3,555,773	—	4,218,677
Death or Disability	—		3,555,773	—	3,555,773
Voluntary Resignation (absent a Change in Control)	662,904	(5)	—	—	662,904

(1)	The amounts shown reflect the aggregate intrinsic value of the previously unvested restricted stock and stock options that would vest immediately upon the occurrence of a change in control or the death, disability or retirement of Mr. Guerry in accordance with the terms of the Company Stock Plans. The intrinsic value of each such equity security is equal to the closing market price of each share of Company common stock on November 30, 2007 (or $70.91), minus, in the case of stock options, the exercise price of such options.
(2)	The amount shown reflects the aggregate value of 32 months (representing the remaining term of the employment agreement) of continued health and life insurance benefits to Mr. Guerry based on rates as of November 30, 2007.
(3)	In accordance with the terms of Mr. Guerry’s severance agreement, the amount shown is equal to 299% of his average annualized includable compensation from the Company during the five most recently completed taxable years prior to the date of the change in control (i.e., 2002–2006). Additionally, Mr. Guerry would receive payments pursuant to his employment agreement as described in note 4 below. The cash payment has been reduced by $919,046, the amount necessary to avoid the payment of an “excess parachute payment” under Section 280G of the Internal Revenue Code.
(4)	In accordance with the terms of Mr. Guerry’s employment agreement, Mr. Guerry would receive 18 monthly payments of 75% of $49,014 (his monthly base salary on November 30, 2007), a total of $662,904; and a liquidated damages payment in a lump sum equal to 25% of the amount that would have been payable during the remainder of the term of the agreement (i.e., 32 months) based upon Mr. Guerry’s base salary on November 30, 2007, or $392,832. The amount assumes that Mr. Guerry would not become obligated under the terms of his employment agreement to refund to the Company any portion of the amounts paid to him.
(5)	In accordance with the terms of Mr. Guerry’s employment agreement, Mr. Guerry would receive 18 monthly payments of 75% of $49,104 (his monthly base salary on November 30, 2007), a total of $662,904.

Robert E. Bosworth

	Payment Type ($)
Triggering Event	Cash Payment (1)	Equity with Accelerated Vesting (2)	Continued Perquisites and Benefits (3)	Total
Change in Control (absent termination)	—	1,261,310	—	1,261,310
Discharge, Constructive Discharge or Voluntary Termination during the Open Window Period (in connection with a Change in Control)	52,898	1,261,310	29,120	1,343,328
Retirement, Death or Disability	—	1,261,310	—	1,261,310

(1)	Amount shown is equal to 200 percent of Mr. Bosworth’s average annualized includable compensation from the Company during the five most recently completed taxable years prior to the date of the change in control (i.e., 2002–2006), less $192,465, the amount necessary to avoid the payment of an “excess parachute payment” under Section 280G of the Internal Revenue Code.
(2)	The amounts shown reflect the aggregate intrinsic value of the previously unvested stock options that would vest immediately upon the occurrence of a change in control or the death, disability or retirement of Mr. Bosworth in accordance with the terms of the Company Stock Plans. The intrinsic value of each stock option is equal to the closing market price of each share of Company common stock on November 30, 2007 (or $70.91), minus the exercise price of such options.
(3)	The amount shown reflects the estimated aggregate value of 24 months of such continued health and life insurance benefits to Mr. Bosworth at an estimated monthly cost based on rates as of November 30, 2007.

Robert B. Long

	Payment Type ($)
Triggering Event	Cash Payment	Equity with Accelerated Vesting (1)	Continued Perquisites and Benefits	Total
Change in Control (absent termination)	—	332,806	—	332,806
Discharge, Constructive Discharge or Voluntary Termination during the Open Window Period (in connection with a Change in Control)	—	—	—	—
Retirement, Death or Disability	—	332,806	—	332,806

(1)	The amounts shown reflect the aggregate intrinsic value of the previously unvested stock options that would vest immediately upon the occurrence of a change in control or the death, disability or retirement of Mr. Long in accordance with the terms of the Company Stock Plans. The intrinsic value of each stock option is equal to the closing market price of each share of Company common stock on November 30, 2007 (or $70.91), minus the exercise price of such options.

Theodore K. Whitfield, Jr.

	Payment Type ($)
Triggering Event	Cash Payment (1)	Equity with Accelerated Vesting (2)	Continued Perquisites and Benefits (3)	Total
Change in Control (absent termination)	—	745,848	—	745,848
Discharge, Constructive Discharge or Voluntary Termination during the Open Window Period (in connection with a Change in Control)	482,140	745,848	28,720	1,256,708
Retirement, Death or Disability	—	745,848	—	745,848

(1)	Amount shown is equal to 200 percent of Mr. Whitfield’s average annualized includable compensation from the Company during the five most recently completed taxable years prior to the date of the change in control (i.e., 2002–2006), which amount would not be considered an “excess parachute payment” under Section 280G of the Internal Revenue Code.
(2)	The amounts shown reflect the aggregate intrinsic value of the previously unvested restricted stock and stock options that would vest immediately upon the occurrence of a change in control or the death, disability or retirement of Mr. Whitfield in accordance with the terms of the Company Stock Plans. The intrinsic value of each such equity security is equal to the closing market price of each share of Company common stock on November 30, 2007 (or $70.91), minus, in the case of stock options, the exercise price of such options.
(3)	The amount shown reflects the estimated aggregate value of 24 months of such continued health and life insurance benefits to Mr. Whitfield at an estimated monthly cost based on rates as of November 30, 2007.

Separation Agreement with Mr. Kornhauser

Effective November 16, 2007 (the “resignation date”), Mr. Kornhauser resigned his employment with the Company pursuant to a separation agreement. Except as provided in the separation agreement, no future compensation, allowances or benefits payable by the Company will accrue to Mr. Kornhauser.

Under the terms of the separation agreement, Mr. Kornhauser is entitled to receive the following:

•

separation payments of $7,962 per bi-weekly pay period (less appropriate withholding for FICA, Medicare and federal and state (if applicable) taxes) for a period of six consecutive months from the resignation date, which payments will be extended for up to an additional six consecutive months until the earlier to occur of (A) Mr. Kornhauser becomes employed by another person or entity, (B) the failure of Mr. Kornhauser to actively seek employment at all times prior to obtaining such other employment, to furnish the Company with monthly certifications regarding such efforts or to provide written notice to the Company’s president immediately upon becoming so employed, or (C) November 16, 2008 (collectively, the “Extension Conditions”);

•	the payment of any bonus payable under the Company’s fiscal 2007 annual incentive plan; and

•

the payment of premiums for the continuation of his group medical and dental insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA) for a period of six months from the resignation date, which payments will be extended for up to an additional six consecutive months until the earlier to occur of the Extension Conditions.

The separation agreement also provides that all vested and exercisable stock options (as of the resignation date) previously granted to Mr. Kornhauser, and 12,500 options granted to him in April 2005 and vested on an accelerated basis in November 2005, but subject at that time to transfer restrictions due to expire in April 2008 and April 2009, may be exercised and the underlying stock sold free of the transfer restrictions, at any time on or before 30 days after the resignation date. All other stock options and restricted stock that had not vested as of the resignation date were deemed to have expired or terminated.

Also under the terms of the separation agreement, Mr. Kornhauser has agreed to a non-disparagement provision and a standstill provision with respect to acquiring shares or influencing the management or control of the Company for a period of five years, to grant a general release to the Company, not to compete or to solicit employees or interfere with suppliers, customers, clients, business partners or prospective acquisition candidates and/or licensing partners of the Company for a period of 12 months and not to disclose confidential information or trade secrets of the Company. The violation of certain of these provisions would result in the forfeiture of amounts otherwise payable to Mr. Kornhauser under the separation agreement.

Assuming that the Company is obligated to make payments under the separation agreement for only the initial six-month period following the resignation date, Mr. Kornhauser would receive a total of $228,381. This amount is comprised of the following:

•	separation payments in the aggregate amount of $103,500;

•	an actual cash bonus of $119,190 as a result the achievement of Level 4 corporate performance under the fiscal 2007 Chattem Performance Incentive Compensation Plan—Short Term; and

•

continued benefits having an aggregate value of $5,691, representing the payment by the Company of premiums for the continuation of Mr. Kornhauser’s group medical and dental insurance coverage under COBRA.

Director Compensation

Overview

Based upon recommendations from Pearl Meyer & Partners, the Compensation Committee’s compensation consultant, the Board of Directors determined that employee directors would no longer be entitled to payment of annual retainers for serving on the Board of Directors, effective June 1, 2007. In fiscal 2007, the Company’s “non-employee directors” (as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended) received $25,000 (payable in cash or Company common stock at the option of the non-employee director as described below), representing the full amount of the annual retainer, while employee directors received $8,000, representing a pro rated amount of the annual retainer based on the number of months of Board service prior to the determination to discontinue such payments.

Non-employee directors also received supplemental life insurance coverage in amounts ranging from $90,000 to $165,000. Directors elected to the Board after April 2007 are no longer eligible to participate in supplemental insurance coverage. Each non-employee director who served as the chair of the Audit Committee and the Compensation Committee received an additional retainer of $10,000 and $5,000, respectively, and non-employee directors received $1,000 for each Board and Board Committee meeting attended in person and $500 for each telephonic Board and Board Committee meeting attended (such amounts also being payable in cash or Company common stock at the option of the non-employee director).

Under the terms of the 1999 Director Plan, each of the non-employee directors also receives a grant of 5,000 stock options on the date of such director’s initial election to the Board of Directors and an annual grant of 2,000 stock options on the date of each annual meeting of shareholders if such director’s term in office shall continue. The 1999 Director Plan also provides that non-employee directors may elect, by written notice to the Company in advance of each fiscal year, to receive Company common stock in lieu of all or a portion of their annual retainer and meeting fees for such year. The number of shares of common stock to be paid in lieu of cash fees is equal to the amount of such cash fees divided by the fair market value of the common stock as determined at the close of business on the last business day prior to the date on which the cash fees are otherwise being paid. Any fractional share amounts will be paid to the non-employee directors in cash.

Fiscal 2007 Non-Employee Director Compensation Table

The table below sets forth information concerning the total compensation awarded to, earned by or paid to the Company’s non-employee directors during the fiscal year ended November 30, 2007. The table omits Messrs. Guerry and Bosworth since they are also named executive officers and their compensation for services as directors is fully reflected in the “Fiscal 2007 Summary Compensation Table” above.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Samuel E. Allen	40,000	38,175	727	78,902
Ruth W. Brinkley	29,000	41,052	313	70,365
Gary D. Chazen	29,000	28,654	313	57,967
Philip H. Sanford	35,000	38,175	313	73,488
Bill W. Stacy	30,000	38,175	313	68,488

(1)	Represents the amount of cash compensation earned by or paid to each non-employee director in fiscal 2007, including annual and committee retainers and meeting fees. At the election of certain non-employee directors, pursuant to the terms of the 1999 Director Plan, the following number of shares of common stock were issued in lieu of such cash compensation during fiscal 2007: Ms. Brinkley—542 shares, Mr. Chazen—542 shares, Mr. Sanford—637 shares, and Dr. Stacy—542 shares. Fractional share amounts were paid to such directors in cash. Because all stock awards under the 1999 Director Plan are fully vested as of the date of grant, no expense was recognized under SFAS 123R in fiscal 2007 for stock awards granted in prior years and no stock awards were outstanding as of November 30, 2007 for any of the non-employee directors.

(2)	Represents compensation expense, without any reduction for risk of forfeiture, recognized by the Company for financial statement reporting purposes in fiscal 2007, in accordance with SFAS 123R, with respect to the fair value of options granted in fiscal 2007 and options granted in prior years that continue to be expensed under SFAS 123R.

The assumptions used for the valuations are set forth in Note 2 under the heading “Stock-Based Compensation” to the Company’s audited consolidated financial statements contained in its Annual Report on Form 10-K for the fiscal year ended November 30, 2007. These amounts reflect the additional compensation expense for accounting purposes in fiscal 2007 for the options and do not reflect the value, if any, that ultimately may be realized by the non-employee directors.

Each of the non-employee directors was granted 2,000 stock options on April 11, 2007. The total grant date fair value of each director’s award, calculated in accordance with SFAS 123R, was $49,644.

The aggregate number of shares of Common Stock underlying options outstanding as of November 30, 2007 for each of the non-employee directors was as follows: Mr. Allen—8,500 shares; Ms. Brinkley—9,000 shares; Mr. Chazen—7,000 shares; Mr. Sanford—10,000 shares; and Dr. Stacy—6,500 shares.

(3)	Represents premiums paid by the Company under supplemental life insurance policies with respect to which the non-employee director is entitled to a death benefit.

Equity Compensation Plan Information

The following table provides information about the Company’s existing equity compensation plans as of November 30, 2007:

Plan Category	(A) Number of Securities to Be Issued Upon Exercise Of Outstanding Options, Warrants and Rights	(B) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(C) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
Equity Compensation Plans Approved by Shareholders (*)	1,457,473	$40.43	534,946
Equity Compensation Plans Not Approved by Shareholders	—	—	—

Total	1,457,473		534,946

(*)	These plans consist of (i) the Chattem, Inc. Stock Incentive Plan—2003, (ii) the Chattem, Inc. Stock Incentive Plan—2005, and (iii) the 1999 Director Plan.

Certain Relationships, Related Transactions and Director Independence

Except for Messrs. Guerry and Bosworth, all of the Company’s Board members are “independent” as defined by the rules of the NASD. The Board limits membership of the Audit Committee and Compensation Committee to independent directors as defined by rules of the NASD and the SEC. In accordance with the procedures set forth in the section entitled “Policies and Procedures for the Approval of Related Person Transactions” above, the Audit Committee has determined that there were no related party transactions during fiscal 2007.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under federal securities laws, the Company’s directors, executive officers and holders of 10% or more of the Company’s Common Stock are required to report, within specified monthly and annual due dates, their initial ownership in the Company’s Common Stock and all subsequent acquisitions, dispositions or other transfers of beneficial interests therein, if and to the extent reportable events occur which require reporting by such due dates. Based solely on representations and information provided to the Company by the persons required to make such filings, the Company believes that all filing requirements were complied with during the last fiscal year, with the exception that the purchase by Mr. Chazen on April 25, 2007 of 1,000 shares of the Company’s common stock was not reported on Form 4 until January 25, 2008.

SHAREHOLDER COMMUNICATIONS

General

Shareholders of the Company may send communications to the Company’s Board of Directors by writing to the Board of Directors in care of the Company’s Secretary at the Company’s principal executive office address.

Shareholder Proposals

Under SEC rules, proposals from the Company’s eligible shareholders for presentation for action at the 2009 Annual Meeting of Shareholders must be received by the Company no later than November 1, 2008, in order to be considered for inclusion in the proxy statement and proxy for that Annual Meeting. Any such proposals, as well as any questions relating thereto, should be directed to the Secretary of the Company at the Company’s principal executive offices.

Under the Company’s By-Laws, and as SEC rules permit, shareholders must follow certain procedures to nominate a person for election as a director at an annual or special meeting, or to introduce an item of business at an annual meeting. Under these procedures, shareholders must submit the proposed nominee or item of business by delivering a notice to the Secretary of the Company at the Company’s principal executive offices. The Company must receive notice as follows:

•

Normally, the Company must receive notice of a shareholder’s intention to introduce a nomination or proposed item of business for an annual meeting not less than 90 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. Assuming that the Company’s 2008 Annual Meeting is held on schedule, the Company must receive notice pertaining to the 2009 Annual Meeting no later than January 9, 2009.

•

However, if the Company holds the annual meeting on a date that is not within 30 days before or after such anniversary date, the Company must receive the notice no later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.

•

If the Company holds a special meeting to elect directors, the Company must receive a shareholder’s notice of intention to introduce a nomination no later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

A notice of a proposed nomination must include certain information about the shareholder and nominee. A notice of a proposed item of business must include a description of and the reasons for bringing the proposed business to the meeting, any material interest of the shareholder in the business, and certain other information about the shareholder.

The Board and the Company’s management know of no other matters or business to be presented for consideration at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournment(s) thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment on any such matters. The persons named in the enclosed proxy may also, if they deem it advisable, vote such proxy to adjourn the Annual Meeting from time to time.

Zan Guerry
Chairman of the Board and Chief Executive Officer

February 29, 2008

Appendix A

CHATTEM, INC.

ANNUAL CASH INCENTIVE PLAN

1.	PURPOSE

The purpose of the Plan is to provide cash incentive compensation to Executive Officers and other key employees within a pay-for-performance framework that enables the Company to provide a total compensation opportunity that attracts, motivates and retains such employees and contributes to the Company’s ability to maximize its return to shareholders. The Plan is intended to reward Participants for achieving specified annual financial performance objectives, focuses strongly on Company and individual performance, and is designed to ensure that the Company’s total compensation package for Participants remains competitive. The Plan is also intended to qualify the compensation paid under the Plan as “performance-based compensation” within the meaning of Section 162(m) so as to exempt such eligible compensation from the deduction limits imposed by Section 162(m) and to make such eligible compensation deductible by the Company for federal income tax purposes.

2.	DEFINITIONS

As used herein, the following terms shall have the meanings ascribed to such terms below:

(a)	“Authorized Officers” means the Chairman and Chief Executive Officer of the Company and the President and Chief Operating Officer of the Company.

(b)	“Award” means any cash award payable under the Plan, including any Incentive Award and any Discretionary Bonus.

(c)	“Board” means the board of directors of the Company.

(d)	“Code” means the Internal Revenue Code of 1986, as amended.

(e)	“Company” means Chattem, Inc.

(f)	“Committee” means the Compensation Committee of the Board, which shall be comprised solely of two or more “outside directors” as defined in regulations promulgated under Section 162(m).

(g)	“Corporate Performance Levels” means the following levels of overall Company performance (or such other levels as may be established by the Committee from time to time), each of which shall correspond to a Performance Goal established by the Committee in accordance with the Plan in respect of the Incentive Awards:

(i)	“Level 1”, which term when used herein shall mean “Minimal: Results which are the lowest permissible for the payment of an Incentive Award under the Plan.”

(ii)	“Level 2”, which term when used herein shall mean “Good: Results which are fully adequate and expected.”

(iii)	“Level 3”, which term when used herein shall mean “Outstanding: Results which are measurably above what could be expected as a norm.”

(iv)	“Level 4”, which term when used herein shall mean “Exceptional: Results which are remarkable and extraordinary.”

(h)	“Disability” means a disability that entitles the Participant to benefits under the Company’s Long-Term Disability Plan, as amended from time to time.

(i)	“Discretionary Bonus” means any cash bonus awarded to a Participant pursuant to Section 8 hereof.

(j)	“Executive Officer” means an “executive officer” as defined in Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended.

(k)	“Incentive Award” means any annual cash incentive award payable to a Participant under this Plan based on the achievement of the Performance Goals associated with Corporate Performance Levels with respect to a Performance Period.

(l)	“Participant” means (i) each Executive Officer of the Company and (ii) each other key employee of the Company recommended by the Authorized Officers and approved by the Committee as a participant under the Plan, as determined from time to time by the Committee.

(m)	“Participant Grouping” means, with respect to Incentive Awards, the grouping to which a Participant is assigned for a given Performance Period based upon the Participant’s position at the Company, as more fully described in Section 5 hereof.

(n)	“Performance Goals” means, with respect to each Performance Period, one or more targeted levels of performance based on one or more of the following objective business criteria: revenues, sales, earnings before interest, taxes, depreciation and amortization (EBITDA), earnings per share, earnings, price/earnings ratio, debt or debt-to-equity, expenses, cost of goods sold, cost reductions and savings, assets, operating income, operating margins, stock price, working capital and components thereof, return on revenues or productivity, return on capital, equity or assets, cash flow, market share, total shareholder return (stock price increase plus dividends), accounts receivable, manufacturing, production or inventory, customer satisfaction, economic value added or any increase or decrease of one or more of the foregoing over a specified period. The Committee may, after taking into account whether such action would result in the loss of an otherwise available exemption for performance-based compensation under Section 162(m), appropriately adjust any evaluation of performance in respect of a Performance Goal to eliminate or offset the effect of unusual, unplanned, non-recurring or extraordinary items or occurrences affecting the Company or the financial statements of the Company, including, without limitation, the effect of mergers, acquisition, divestitures, changes in laws, regulations or accounting principles or such other objective adjustments as may be consistent with the purposes of the Performance Goals set for the given Performance Period and specified by the Committee within the Performance Period. The Performance Goals may be expressed in terms of overall Company performance or the performance of any business unit, division, subsidiary, acquired business, partnership or joint venture of the Company. The portion of any Award paid under the Plan based on the achievement of the Performance Goals is intended to constitute “performance-based compensation” within the meaning of Section 162(m).

(o)	“Performance Period” means the Plan Year or such other shorter or longer period as may be designated by the Committee, during which performance will be measured in order to determine a Participant’s eligibility to receive payment of an Award. The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.

(p)	“Plan” means the Chattem, Inc. Annual Cash Incentive Plan, as set forth herein and as may be amended from time to time.

(q)	“Plan Year” means the 12-month period beginning on the first day of the Company’s fiscal year and ending on the last day of such fiscal year.

(r)	“Retirement” means separation from service with the Company and its subsidiaries, by a Participant at or after age 65, or as otherwise approved by the Committee in its sole discretion.

(s)	“Section 162(m)” means Section 162(m) of the Code and any regulations promulgated thereunder.

3.	ADMINISTRATION OF THE PLAN

The Plan shall be administered by and under the direction of the Committee. The Committee shall review the Plan on a periodic basis. The Committee shall have full, exclusive and final authority in all determinations and decisions affecting the Plan and Participants, including sole authority to interpret and construe any provision of the Plan, to adopt, amend and rescind such rules and regulations for administering the Plan as it may deem necessary or appropriate under the circumstances and to make any other determination it deems necessary or appropriate for the administration of the Plan, in each case subject to and consistent with the provisions of the Plan. Without limiting the generality of the foregoing, the Committee shall have the power, duty and authority (a) to establish Performance Periods and the Performance Goals, the performance measurement and evaluation criteria and guidelines to be used to determine Awards and the maximum potential Incentive Awards payable to Participants for such Performance Periods, (b) to designate or approve eligible persons to become Participants and the Participant Groupings that may apply to Participants each Performance Period, (c) to resolve all questions relating to the eligibility of Participants, Participant Groupings and the right of any Participant to receive an Award under the Plan, (d) to calculate the amount (including any reduction thereof pursuant to Section 7(a) hereof) and approve the payment of the Incentive Award payable to each Participant each Performance Period, (e) to determine the extent to which the Performance Goals actually were achieved each Performance Period, (f) to correct defects, supply omissions or reconcile inconsistencies with respect to the Plan, (g) to engage any administrative, legal, consulting, clerical or other services it deems appropriate in administering the Plan, and (h) to approve the grant of Discretionary Bonuses and the Performance Goals, Performance Periods and all other criteria thereunder. All actions taken or determinations made by the Committee with respect to the Plan shall be final, binding and conclusive upon all parties. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its administrative authority and powers under the Plan to one or more directors or employees of the Company to the extent permitted under the exemption for performance-based compensation under Section 162(m). Any expenses relating to administration of the Plan shall be borne by the Company.

4.	PARTICIPATION

Eligibility for participation in any Incentive Award for any Performance Period is limited to Participants, as determined on the first day of such Performance Period. Any person who is hired or promoted into a position qualifying such person as a Participant or who is otherwise designated or approved by the Committee as a Participant eligible for an Incentive Award after the commencement of such Performance Period but prior to the date on which 25% of the Performance Period has elapsed shall be eligible to receive a pro rata portion (based on the number of days in the Performance Period during which such person was such a Participant) of the Incentive Award such person would have received if he or she had participated for the entire Performance Period provided attainment of the Performance Goal is substantially uncertain at the date of eligibility. No person shall participate in any Incentive Award for a Performance Period in which such person first becomes a Participant on or after the date on which 25% of the Performance Period has elapsed or when the attainment of a Performance Goal is not substantially uncertain unless otherwise approved by the Committee based upon (i) a determination that satisfaction of the Performance Goal is substantially uncertain, or (ii) such alternative Performance Period or Performance Goal as may be determined by the Committee in compliance with the exemption for performance-based compensation under Section 162(m). In the event a Participant’s employment with the Company is terminated due to his or her Retirement, Disability or death during a Performance Period, the Participant (or his or her beneficiary or estate) will be eligible to receive a pro rata portion (based on the number of days in the Performance Period during which such Participant was a Participant) of the Incentive Award the Participant would have received if he or she had participated for the entire Performance Period provided the Performance Goals are met and certified by the Committee for such Performance Period and payment is made at such time as payments are made to other Participants with respect to the Performance Period. In the event a Participant’s employment with the Company is terminated for any other reason during a Performance Period, the Participant shall not be entitled to any Incentive Award for such Performance Period, except that the Committee may in its sole discretion, and to the extent permissible without resulting in the loss of an otherwise available exemption for performance-based compensation under Section 162(m), determine such Participant is entitled to an Incentive Award payment (but which shall not exceed, nor be paid earlier than, the amount determined in the preceding sentence as if the Participant’s termination was due to Retirement, Disability or death).

5.	PARTICIPANT GROUPINGS

No later than the 90th day of each Performance Period (but in no event after 25% of such Performance Period has elapsed), the Committee shall assign each Participant to a Participant Grouping, or approve the Participant Groupings recommended by the Authorized Officers, based on the Participant’s position at the Company on the first day of such Performance Period (or on the day on which such Participant first becomes a Participant during such Performance Period in accordance with the provisions of Section 4 above). Except as otherwise determined by the Committee, (a) each of the Authorized Officers shall be assigned to separate Participant Groupings, with the Company’s Chairman and Chief Executive Officer being the sole member of one Participant Grouping and the Company’s President and Chief Operating Officer being the sole member of a second Participant Grouping, (b) all other Executive Officers and certain other key employees shall be assigned to a third Participant Grouping, and (c) all other Participants shall be assigned to a fourth, fifth or additional Participant Grouping, as determined by the Committee from time to time based on its assessment of the relative impact such Participants are likely to have on achieving the Performance Goals. The range of potential Incentive Awards for which a Participant may be entitled shall be based on the Participant Grouping assigned to such Participant, as set forth in the Table of Maximum Potential Incentive Awards attached hereto as Exhibit A, as may be amended from time to time. As a general rule, the higher a Participant’s position within the Company, the higher the Participant Grouping assigned to such Participant and the higher the range of potential Incentive Awards the Participant will be eligible to receive.

6.	POTENTIAL INCENTIVE AWARDS

To make an Incentive Award to any Participant for any Performance Period, the Committee shall, no later than the 90th day of that Performance Period (but in no event after 25% of such Performance Period has elapsed), establish Performance Goals for each of the Corporate Performance Levels applicable to Participants (based on each Participant’s Participant Grouping) for such Performance Period. The Level 1 Corporate Performance Level must be achieved as a condition to the payment of any Incentive Award under the Plan. So long as the Level 1 Corporate Performance Level is met or exceeded, each Participant shall be eligible for a range of potential Incentive Awards, each of which shall be equal to the product of (a) a percentage (as set forth in the Table of Maximum Potential Incentive Awards attached hereto as Exhibit A) of the Participant’s annual base salary on the first day of the applicable Performance Period, and (b) a fraction, the numerator of which is the number of days in the applicable Performance Period and the denominator of which is 365. The percentages are based both on the Corporate Performance Level achieved and the Participant Grouping to which the Participant has been assigned. If actual performance for a Performance Period falls between any two of the Performance Goals associated with the Corporate Performance Levels, the associated potential Incentive Award will be determined by means of straight-line interpolation. The potential Incentive Award associated with the Level 4 Corporate Performance Level may not be increased, even if actual performance for a Performance Period exceeds the Performance Goal associated with that Corporate Performance Level. The potential Incentive Award associated with each specified Corporate Performance Level (including any interpolated point between Corporate Performance Levels) and Participant Grouping represents the maximum Incentive Award that a Participant will be eligible to receive. The Committee may increase, decrease, or otherwise amend the Corporate Performance Levels and corresponding percentages as may be determined by the Committee from time to time.

7.	AWARD PROCEDURES

(a)

Calculation of Incentive Awards. Following the completion of each Performance Period, the Committee shall calculate for each Participant the amount of such Participant’s Incentive Award based on the level of attainment of the Performance Goals (as reduced, if at all, pursuant to the following sentence), and the total amount of the Award payable to such Participant. The Committee may, in its sole discretion, reduce (but not increase) the resulting Incentive Award otherwise payable to any Participant for a particular Performance Period, regardless of the level of attainment of the Performance Goals, at any time prior to the payment of Awards pursuant to Section 7(c) below, if the Committee determines that the Participant’s individual performance for such Performance Period warrants such a reduction. However, any such reduction shall be limited to the following percentages based on the Participant’s Participant Grouping (as may be amended by the Committee from time to time) of the resulting Incentive Award otherwise payable to such Participant:

Participant Grouping	Possible Reduction
Chairman & CEO (I)	30%
President & COO (II)	40%
Other Executive Officers and Certain Other Key Employees (III)	40%
Other Participants (IV)	50%
Other Participants (V)	50%

Evaluation of a Participant’s individual performance will be assessed in a non-formula fashion relative to various qualitative objectives and criteria, such as the Participant’s overall contribution to the Company’s success and successful implementation of business strategy. The goals relative to individual performance for each Performance Period shall be set (i) by the Authorized Officers for all other Participants; and (ii) by the Compensation Committee for the Authorized Officers.

(b)	Certification of Awards. Following the completion of each Performance Period, prior to the payment of any Awards under the Plan with respect to such Performance Period, the Committee shall certify (to the extent required by Section 162(m)) the extent to which the Performance Goals for such Performance Period actually were achieved or exceeded and the amount of the Award payable to each Participant for such Performance Period. Approved minutes of a meeting of the Committee may be used for this purpose.

(c)	Timing of Awards. The Company shall distribute Awards payable to Participants under the Plan as soon as is administratively practicable following the end of each Performance Period, but in no event later than the 15th day of the third month following the end of the later of (i) the Company’s taxable year in which such Award was earned or (ii) the Participant’s taxable year in which such Award was earned, or as otherwise as may be required to qualify under the short-term deferral exception from the provisions of Section 409A of the Code.

(d)	Maximum Incentive Award. Notwithstanding anything to the contrary in this Plan, under no circumstances shall the aggregate amount of all Awards payable to any single Participant with regard to any Plan Year exceed the lesser of (i) 200% of the Participant’s annual base salary on the first day of any Plan Year (or the first day of the applicable Performance Period if not employed on the first day of any Plan Year) or (ii) $2,000,000.

(e)	Form of Payment. All Awards under the Plan shall be paid in cash in a single lump sum amount.

8.	DISCRETIONARY BONUSES

Incentive Awards are not the exclusive means for the Committee to award compensation to Participants under the Plan. In addition, the Committee may, in its sole discretion, make other Awards to Participants consistent with the provisions of this Plan. Such other Awards may only take the form of Awards based on the achievement of objective Performance Goals pre-established by the Committee for an applicable Performance Period and otherwise designed to qualify for the exemption for performance-based compensation under Section 162(m). Nothing contained in this Plan shall preclude the Committee from awarding incentive compensation or other discretionary bonuses to employees, including Participants, under other Company plans or arrangements, except that any such compensation or bonus shall not be for the purpose of replacing amounts that were not earned under this Plan.

9.	GENERAL PROVISIONS

(a)	Effective Date; Shareholder Approval. The Plan shall become effective upon adoption by the Board and shall apply beginning with Awards earned in respect of performance during the Company’s fiscal year in which the Plan is so adopted, provided, however, the Plan is subject to approval by the Company’s shareholders and shall be submitted for such approval at the 2008 Annual Meeting of Shareholders. If the Plan is not approved by the shareholders at that meeting, the Plan shall cease to be effective and no payments shall be made with respect to any Awards hereunder.

(b)	Term; Amendment and Termination. The Plan shall remain in effect until the earlier to occur of (i) termination by the Committee, or (ii) the date of the first shareholder meeting that occurs in the fifth year after the year in which the shareholders approve the Plan if the Plan is not re-approved by the shareholders at that meeting. The Committee may amend, suspend or terminate the Plan, in whole or in part, at any time and from time to time, for any reason. An amendment to the Plan will be subject to the approval of the Company’s shareholders only if such approval is necessary to maintain the Plan in compliance with Section 162(m). In the event of the termination of the Plan, no further Awards or other benefits shall accrue under the Plan, and amounts which are then payable with respect to a prior Performance Period shall continue to be an obligation of the Company and shall be paid as scheduled. No Awards shall be made with respect to the Performance Period during which the Plan is terminated, except in accordance with the express provisions of the Plan or as otherwise provided by the Committee.

(c)	Code Section 409A. The payments under this Plan are intended to constitute short-term deferral payments for purposes of Code Section 409A and the Committee shall interpret and construe the Plan in accordance with such intent. In carrying out such intent, the Committee may take any and all actions it determines necessary or appropriate to preserve the intended tax treatment of the payments under this Plan.

(d)	No Employment Rights. Nothing in this Plan shall be construed as conferring upon any Participant any legal or other right for a continuation of employment with the Company, nor shall it interfere with rights of the Company to discharge any Participant or otherwise act with relation to the Participant. The Company may take any action (including discharge) with respect to any person who is a Participant and may treat such person without regard to the effect which such action or treatment might have upon such person as a Participant under this Plan.

(e)	Nonalienation of Benefits; No Additional Rights. No Award payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, garnishment or encumbrance of any kind, and shall not be subject to or reached by any legal or equitable process (including execution, garnishment, attachment, pledge or bankruptcy) in satisfaction of any debt, liability or obligation, prior to the payment of the Award. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such Award, whether presently or thereafter payable, shall be void. No person shall have claim to an Award under this Plan, except as otherwise provided for herein, or to continued participation under this Plan. There is no obligation for uniformity of treatment of Participants under this Plan.

(f)	Beneficiary Designation. A Participant may designate a beneficiary who upon his or her death is to receive an Award that otherwise would have been paid to the Participant under the Plan. All beneficiary designations shall be in writing and on a form approved by the Committee for such purpose, and any such designation shall only be effective if and when delivered to the Committee or its representative during the lifetime of the Participant. In the event there is not a beneficiary designated on file for the Participant, such Participant’s beneficiary shall be deemed to be the Participant’s surviving spouse or, if there is no such spouse, the Participant’s estate.

(g)	Withholding. The Company may withhold from any Award payable under this Plan any applicable federal, state and local income and employment taxes and any other amounts which the Company is required by law to deduct and withhold from such Award or which the Company may reasonably estimate to be necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such Award.

(h)	Plan Unfunded. All amounts paid under the Plan shall be paid from the general assets of the Company. The rights of any Participant or beneficiary to receive an Award or other benefit under the Plan shall be only those of a general unsecured creditor, and neither the Company nor the Board or the Committee shall be responsible for the adequacy of the general assets of the Company to meet and discharge Plan liabilities. Awards under the Plan shall be reflected on the accounting records of the Company, but neither this Plan nor the maintenance of such accounting records shall be construed to create, or require the creation of, a trust, custodial account or escrow account with respect to any Participant. No Participant shall have any right, title or interest whatsoever in or to any investment reserves, accounts or funds that the Company may purchase, establish or accumulate to aid in providing the unfunded Awards or other benefits described in the Plan.

(i)	Binding Effect. The Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Participants, their heirs, executors, administrators and legal representatives.

(j)	Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan will continue in full force and effect without regard to such unenforceable provision and will be applied as though the unenforceable provision were not contained in the Plan.

(k)	Governing Law. The Plan will be construed in accordance with and governed by the laws of the State of Tennessee, without reference to the principles of conflict of laws.

(l)	Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in any construction of the provisions of the Plan.

EXHIBIT A

Table of Maximum Potential Incentive Awards

	Participant Grouping
Corporate Performance Level	Chairman & CEO (I)	President & COO (II)	Other Executive Officers and Certain Other Key Employees (III)	Other Participants (IV)	Other Participants (V)
4	150.0%	100.0%	60.0%	50.0%	40.0%
3	75.0%	75.0%	45.0%	37.5%	30.0%
2 (target)	50.0%	50.0%	30.0%	25.0%	20.0%
1	25.0%	25.0%	15.0%	12.5%	10.0%

Note:	The maximum potential Incentive Award payable to each Participant under the Plan each Performance Period, based upon the Corporate Performance Level achieved and such Participant’s Participant Grouping for such Performance Period, is equal to the product of (i) a percentage (as set forth in the table above) of the Participant’s annual base salary on the first day of the applicable Performance Period, and (ii) a fraction, the numerator of which is the number of days in the applicable Performance Period and the denominator of which is 365.

CHATTEM, INC. ATTN: INVESTOR RELATIONS 1715 WEST 38TH STREET CHATTANOOGA, TN 37409

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Chattem, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CHATT1	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

CHATTEM, INC.

Vote On Directors
1. Election of Directors	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Nominees:	All	All	Except
(1) SAMUEL E. ALLEN
(2) RUTH W. BRINKLEY
(3) PHILIP H. SANFORD
	☐	☐	☐
Vote On Proposals				For	Against	Abstain

2. Approval of the Chattem, Inc. Annual Cash Incentive Plan.				☐	☐	☐
3. Ratification of the appointment of Grant Thornton LLP as the Company’s independent auditors for fiscal year 2008.				☐	☐	☐
4. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment(s) thereof.

This proxy should be dated, signed by the shareholder as the name appears herein. Joint owners should each sign personally, and trustees and others signing in a representative capacity should indicate the capacity in which they sign.

MATERIALS ELECTION

As of July 1, 2007, SEC rules permit companies to send

you a Notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. Check the box to the right if you want to receive a complete set of future proxy materials by mail, at no cost to you. If you do not take action you may receive only a Notice.

☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

CHATTEM, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

APRIL 9, 2008

The undersigned, having received the Notice of Annual Meeting and the Proxy Statement dated February 29, 2008, appoints ZAN GUERRY, ROBERT E. BOSWORTH and THEODORE K. WHITFIELD, JR., and each of them proxies, with full power of substitution and revocation, to represent the undersigned and to vote all shares of Chattem, Inc., which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on April 9, 2008, at the principal executive offices, 1715 West 38th Street, Chattanooga, Tennessee 37409, at one o’clock p.m. local time, and any adjournment(s) thereof, as specified in this Proxy:

The Board of Directors recommends affirmative votes for Items 1, 2 and 3, and IF NO CONTRARY

SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 and 3. The Board of Directors knows of no other matters that may properly be or which are likely to come or be brought before the meeting. However, if any other matters are properly brought before the meeting or any adjournment(s) thereof, the persons named in this proxy or their substitutes will vote in accordance with their best judgment on such matters.